SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 6, 2009

To our stockholders:

It is my pleasure to invite you to attend the 2009 annual meeting of stockholders of Dynegy Inc., which will be held on May 22, 2009 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002.

At the annual meeting, in addition to acting on the matters described in the proxy statement, we plan to review our 2008 accomplishments and discuss our strategy for creating long-term stockholder value. There will also be an opportunity to discuss other matters of interest to you as a stockholder.

We again are taking advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they desire, while lowering costs of delivery and reducing the environmental impact of our annual meeting.

As Dynegy stockholders, your vote is important. Whether or not you will attend the annual meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Because of limited seating, only stockholders, their proxy holders and our guests may attend the annual meeting. If you plan to attend the annual meeting, you must be a stockholder of record as of March 24, 2009 or, if you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock as of March 24, 2009 in order to be admitted to the annual meeting.

I look forward to seeing you in Houston on May 22, 2009.

Sincerely,

Bruce A. Williamson
Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, MAY 22, 2009

To our stockholders:

NOTICE IS HEREBY GIVEN, that the 2009 annual meeting of stockholders of Dynegy Inc., a Delaware corporation, will be held on Friday, May 22, 2009 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 for the following purposes:

1.	To elect eight Class A common stock directors and three Class B common stock directors to serve until the 2010 annual meeting of stockholders;

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Dynegy’s independent registered public accountants for the fiscal year ending December 31, 2009; and

3.	If properly presented at the annual meeting, to act upon a stockholder proposal regarding greenhouse gas emissions.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

The close of business on March 24, 2009 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any reconvened meeting after an adjournment or postponement of the meeting.

You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Kimberly M. O’Brien
Corporate Secretary

April 6, 2009

DYNEGY INC.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

The Board of Directors of Dynegy Inc., or the Board, has made these materials available to you over the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2009 annual meeting of stockholders, or the annual meeting. The annual meeting is scheduled to be held on Friday, May 22, 2009 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002. This solicitation is for proxies for use at the annual meeting or at any reconvened meeting after an adjournment or postponement of the annual meeting.

What is included in these materials?

These materials include our proxy statement for the annual meeting and our 2008 Annual Report to Stockholders, or Annual Report, which includes our audited consolidated financial statements. If you requested printed versions of these materials, a proxy card for the annual meeting is also included.

What items will be voted on at the annual meeting?

There are three items that will be voted on at the annual meeting:

1.	To elect eight Class A common stock directors and three Class B common stock directors to serve until the 2010 annual meeting of stockholders;

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Dynegy’s independent registered public accountants for the fiscal year ending December 31, 2009; and

3.	If properly presented at the annual meeting, to act upon a stockholder proposal regarding greenhouse gas emissions.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

What are the Board’s voting recommendations?

The persons named as proxies were designated by the Board. Any proxy given pursuant to this solicitation and received prior to the annual meeting will be voted as specified in the proxy card. If you return a properly executed proxy card but do not mark any voting selections, then your proxy will be voted as follows in accordance with the recommendations of the Board: FOR the election of the nominees to the Board; FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accountants; AGAINST the stockholder proposal regarding greenhouse gas emissions; and in accordance with the judgment of the persons named as proxies on such other matters as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, or SEC, we are providing electronic access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders of record and beneficial owners, which was first mailed on or about April 6, 2009. Instructions on how to access the proxy materials over the Internet are included in the Notice.

Stockholders may also request via the Internet to receive a printed set of the proxy materials at www.proxyvote.com, by sending an email to sendmaterial@proxyvote.com, or calling 1-800-579-1639. In addition, stockholders may request via the Internet, telephone or by email to receive proxy materials in printed form on an ongoing basis.

Current and prospective investors can also access or order free copies of our Annual Report, proxy statement, Notice and other financial information through the Investor Relations section of our web site at www.dynegy.com, by calling 713-507-6400 or by writing to Investor Relations Department, Dynegy Inc., 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View proxy materials for the annual meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. Internet/Telephone voting for the annual meeting will close at 11:59 p.m., Eastern Time, on May 21, 2009.

Why did I only receive one set of materials when there is more than one stockholder at my address?

If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Annual Report, proxy statement or Notice. Stockholders who do not receive a separate copy of our Annual Report, proxy statement or Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Annual Report, proxy statement or Notice via the Internet, email or telephone as outlined above. Stockholders who share an address and receive multiple copies of our Annual Report, proxy statement or Notice may also request to receive a single copy following the instructions above.

What is the quorum requirement for the annual meeting?

The following quorum requirements apply to the matters to be considered at the annual meeting.

•

The presence of a majority of the shares of our Class A common stock represented in person or by proxy at the annual meeting and entitled to vote on the election of the Class A common stock directors will constitute a quorum for that matter;

•

The presence of a majority of the shares of our Class B common stock represented in person or by proxy at the annual meeting and entitled to vote on the election of the Class B common stock directors will constitute a quorum for that matter; and

•

The presence of a majority of the shares of our Class A common stock and our Class B common stock, counted together, represented in person or by proxy at the annual meeting and entitled to vote on the ratification of independent registered public accountants and stockholder proposal regarding greenhouse gas emissions will constitute a quorum for these matters.

Abstentions and broker non-votes are counted in determining the number of shares represented in person or by proxy at the annual meeting.

Who may vote at and attend the annual meeting?

Because of limited seating, only stockholders, their proxy holders and our guests may attend the annual meeting. If you owned shares of Dynegy’s Class A common stock and/or Class B common stock at the close of business on March 24, 2009, the record date, then you may attend and vote at the annual meeting or any adjournment or postponement of the annual meeting. If you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock as of March 24, 2009 in order to be admitted to the annual meeting.

As of the record date, there were outstanding 503,919,244 shares of Class A common stock and 340,000,000 shares of Class B common stock. Class A common stock and Class B common stock are the only classes of outstanding securities entitled to notice of and to vote at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record.    If your shares are registered in your name with our transfer agent, Mellon Investor Services LLC (operating under the service name BNY Mellon Shareowner Services), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Dynegy.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a stockholder of record of Dynegy’s shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, by telephone, or, if you requested printed copies of the proxy materials, you may also vote by mail.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, by telephone, or, if you requested printed copies of the proxy materials, you may also vote by mail.

What happens if I do not give specific voting instructions?

Stockholder of Record.    If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board; or

•	if you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owner of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, or NYSE, in effect at the time this proxy statement was printed, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Registered Public Accountants) involve matters that we believe will be considered routine.

Proposal 3 (Stockholder Proposal Regarding Greenhouse Gas Emissions) involves a matter that we believe will be considered non-routine.

How are abstentions and broker non-votes treated?

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

For the purpose of determining whether the stockholders have approved the election of the Class A common stock directors or the Class B common stock directors, abstentions and broker non-votes are not treated as a vote cast affirmatively or negatively, and therefore will have no effect on the outcome of the election.

For the purposes of ratifying the appointment of Ernst & Young as the Company’s independent registered public accountants and, if properly presented, acting upon a stockholder proposal regarding greenhouse gas emissions, abstentions and broker non-votes will have the same effect as a vote AGAINST the ratification of independent registered public accountants and the stockholder proposal.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of eight Class A common stock directors and three Class B common stock directors to serve until the 2010 annual meeting of stockholders	Eleven persons have been nominated by the Board for election to serve as directors for one-year terms. In accordance with our Amended and Restated Certificate of Incorporation, or our Certificate of Incorporation, of the eleven director nominees, eight are to be elected by the holders of our Class A common stock and three are to be elected by the holders of our Class B common stock.

Class A Directors:    The holders of our Class A common stock are entitled to vote on the election of the Class A common stock directors. The Class A common stock directors are elected by a plurality of the shares of Class A common stock represented in person or by proxy and entitled to vote on the election of Class A common stock directors, subject to our majority voting policy discussed below. This means that the eight individuals nominated for election to the Board as Class A common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Each holder of our Class A common stock is entitled to one vote for each share held and does not have cumulative voting rights. Holders of our Class B common stock do not vote in the election of Class A common stock directors.

Class B Directors:    The holders of our Class B common stock are entitled to vote on the election of the Class B common stock directors. The Class B common stock directors are elected by a plurality of the shares of Class B common stock represented in person or by proxy and entitled to vote on the election of Class B common stock directors. This means that the three individuals nominated for election to the Board as Class B common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Each holder of our Class B common stock is entitled to one vote for each share held and does not have cumulative voting rights. Holders of our Class A common stock do not vote in the election of Class B common stock directors.

Only FOR or WITHHELD votes are counted in determining whether a plurality has been cast in favor of a director nominee. Abstentions and broker non-votes are not counted for purposes of election of directors. If you withhold authority to vote with respect to the election of some or all of the director nominees for which you are entitled to vote, your shares will not be voted with respect to those nominees indicated. A WITHHELD vote will have the same effect as a vote against the election of that director nominee under our majority voting policy, which is described below.

Majority voting policy:    In April 2007, we adopted a majority voting policy for our Class A common stock directors. This policy states that in an uncontested election like this one, any director nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election must offer his or her resignation to the Board promptly following certification of the stockholder vote. The Corporate Governance and Nominating Committee is required to recommend to the Board whether such offered resignation should be accepted or rejected. The Board will determine whether to accept or reject the resignation offer and will promptly disclose its decision-making process and decision regarding an offered resignation in a document furnished to or filed with the SEC. Please read our Corporate Governance Guidelines posted in the “Corporate Governance” section of our web site at www.dynegy.com for more information regarding our majority voting policy.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as Dynegy’s independent registered public accountants for the fiscal year ending December 31, 2009	The affirmative vote of a majority of the shares of Class A common stock and Class B common stock voting as a single class, represented in person or by proxy and entitled to vote, is required to ratify the choice of independent registered public accountants. Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held. Abstentions and broker non-votes will have the same effect as a vote AGAINST the ratification of independent registered public accountants.

Proposal 3—Act upon a stockholder proposal regarding greenhouse gas emissions	The affirmative vote of a majority of the shares of Class A common stock and Class B common stock voting as a single class, represented in person or by proxy and entitled to vote, is required to approve the stockholder proposal. Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held. Abstentions and broker non-votes will have the same effect as a vote AGAINST the stockholder proposal.

May I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by:

•	Executing and submitting a revised proxy (including a telephone or Internet vote, which must be received by 11:59 p.m., Eastern Time, on May 21, 2009);

•	Sending written notice of revocation to our Corporate Secretary at the address provided below (which must be received by 11:59 p.m., Eastern Time, on May 21, 2009); or

•	Voting in person at the annual meeting.

In the absence of a revocation, shares represented by proxies will be voted at the annual meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Dynegy or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

With respect to shares of our Class A common stock held by 401(k) plans, Fiduciary Counselors Inc. has been appointed to act as the independent fiduciary responsible for ensuring that procedures are in place to safeguard the confidentiality of your proxy directions to the trustee and that those procedures are being followed.

Who is paying the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees, without extra compensation, in person or by telephone. We have retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee of approximately $20,000 plus out-of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

What if I have questions about the proposals?

Questions concerning the proposals to be acted upon at the annual meeting should be directed to our Corporate Secretary. The mailing address of this office is 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400.

How can I find out if I am a stockholder of record entitled to vote?

For a period of at least ten days before the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available during ordinary business hours at our principal executive office for inspection by stockholders of record for proper purposes. The list of stockholders will also be available at the annual meeting and may be inspected by any stockholder who is present.

REFERENCES TO DYNEGY

Unless otherwise indicated, references to “Dynegy,” the “Company,” “we,” “our,” and “us” in the biographical and compensation information for directors and executive officers below refers to Board membership, employment and compensation with respect to Dynegy Inc.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation and Human Resources Committee Report” and “Audit and Compliance Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Information contained on or connected to our web site is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

CORPORATE GOVERNANCE

In November 2008, the Board unanimously adopted amended and restated Corporate Governance Guidelines. The Corporate Governance Guidelines, which were developed and recommended by the Corporate Governance and Nominating Committee, are posted in the “Corporate Governance” section of our web site at www.dynegy.com and are available upon request to our Corporate Secretary, together with the following documents:

•	Amended and Restated Certificate of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Professionals;

•	Related Party Transactions Policy;

•	Complaint and Reporting Procedures for Accounting and Auditing Matters (Whistleblower Policy);

•	Policy for Communications with Directors;

•	Audit and Compliance Committee Charter;

•	Compensation and Human Resources Committee Charter;

•	Corporate Governance and Nominating Committee Charter; and

•	Performance Review Committee Charter.

Corporate Governance Guidelines

Our Corporate Governance Guidelines govern the qualifications and conduct of the Board. The Corporate Governance Guidelines address, among other things:

•	The independence and other qualifications of our Board members, with respect to which we require that at least 60% of our Board members be independent of Dynegy and our management;

•

The requirement that any Class A common stock director nominee in an uncontested election who receives a greater number of votes “withheld” for his or her election than votes “for” such election must offer his or her resignation to the Board;

•	The regular meetings of our non-employee and independent directors and the roles and duties of the Lead Director;

•	The nomination of persons for election to the Board;

•	The evaluation of performance of the Board and its committees;

•	Our expectation that our Board members will attend all annual stockholder meetings;

•	Compensation of the Board and stock ownership guidelines for Class A non-employee directors;

•	The Chairman of the Board, or Chairman, and Chief Executive Officer positions;

•	The approval of the compensation of the Chief Executive Officer; and

•	The review of performance-based compensation of our senior executives following a restatement that impacts the achievement of performance targets relating to that compensation.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees. The key principles of this code include acting legally and ethically, notifying appropriate persons upon becoming aware of issues, obtaining confidential advice and dealing fairly with our stakeholders.

Code of Ethics for Senior Financial Professionals

Our Code of Ethics for Senior Financial Professionals applies to our Chief Executive Officer, Chief Financial Officer, Controller and other designated senior financial professionals. The key principles of this code include acting legally and ethically, promoting honest business conduct and providing timely and meaningful financial disclosures to our stockholders.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Our Complaint and Reporting Procedures for Accounting and Auditing Matters provide for (1) the receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to Dynegy. Complaints may be made through a toll-free “Integrity Helpline” telephone number operated by an independent third-party and a dedicated email address. Complaints received are logged by the Ethics and Compliance Office, communicated to the chairman of our Audit and Compliance Committee and investigated, under the supervision of our Audit and Compliance Committee, by our internal audit department or Ethics and Compliance Office. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, or SOX, these procedures prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern.

Policy for Communications with Directors

Our Policy for Communications with Directors provides a means for stockholders and other interested parties to communicate with the Board. Under this policy stockholders and other interested parties may communicate with the Board or specific members of the Board by sending a letter to Dynegy Inc., Communications with Directors, Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

Director Attendance at Annual Meeting

As detailed in our Corporate Governance Guidelines, Board members are requested and encouraged to attend the annual meeting. All of the members of the Board then in office attended last year’s annual meeting held on May 14, 2008.

Separation of Chairman and Chief Executive Officer; Lead Director

As discussed in our Corporate Governance Guidelines, the Board has no firm policy with respect to the separation of the Chairman and Chief Executive Officer positions. Rather, the Board believes that the interests of our stockholders are best served by a policy that enables the Board to make a determination regarding its Chairman based on our needs at the time. To that end, the Board has determined that Bruce A. Williamson, our current Chairman, President and Chief Executive Officer, will remain the Chairman following the annual meeting, assuming he is re-elected by our stockholders to serve as a director for another year.

The Board also intends that Patricia A. Hammick will remain Lead Director, assuming she is re-elected by our stockholders to serve as a director for another year. As Lead Director, Ms. Hammick presides over the regular executive sessions of our non-management directors and has the other powers and duties described in our Amended and Restated Bylaws, or Bylaws, and Corporate Governance Guidelines, including the power to serve as a conduit to senior management between Board meetings and to consult with the Chairman regarding Board meeting agendas.

Stock Ownership Guidelines

We have stock ownership guidelines for directors, members of the executive management team and other officers. We believe that a significant ownership stake by directors and officers leads to a stronger alignment of interests between directors, officers and stockholders. These guidelines, which were developed with the assistance of an independent compensation consultant, support our corporate governance focus and provide further alignment of interests among our directors and executive officers and stockholders.

Directors.    Each Class A non-employee director is expected to own a meaningful amount of Dynegy stock; specifically, our director stock ownership guidelines (effective November 2008) reflect an expectation that within three years of joining the Board, each Class A non-employee director shall own at least the number of shares equivalent to three times their annual cash retainer. The shares counted for purposes of directors’ stock ownership guidelines include shares owned outright, annual phantom stock grants awarded under our Deferred Compensation Plan for Certain Directors, as amended and restated effective January 1, 2008, or Directors Deferred Compensation Plan, and other share-based equivalents that we may use from time to time.

Officers.    The shares counted for purposes of our officers’ stock ownership guidelines include shares owned outright, unvested restricted shares, in-the-money vested stock options, shares held pursuant to our employee benefits plans and other share-based equivalents that we may use from time to time. The guidelines are expressed as a multiple of base salary and vary by level as follows:

Chief Executive Officer	5 x annual base salary

Executive Vice President	3 x annual base salary

Senior Vice President	2.25 x annual base salary

Vice President	1 x annual base salary

There is a mandatory five-year compliance period, and executives are encouraged to accumulate one-fifth of their holding requirement during each year of the five-year period. The Corporate Governance and Nominating Committee will monitor each executive’s progress toward the required ownership level on an annual basis. As part of the Corporate Governance and Nominating Committee’s annual review, current market conditions will be taken into consideration, as appropriate. At the end of the five-year period, if any executive fails to attain the required level of stock ownership, action may be taken, including awarding annual incentive cash bonuses in the form of restricted shares or requiring an executive to refrain from disposing of any vested shares and shares realized from any option exercise.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board previously determined that each of the following directors who served in 2008, as well as the nominees proposed to be elected at the annual meeting, were or are, as the case may be, “independent” as such term is defined in the NYSE Listed Company Standards:

David W. Biegler

Thomas D. Clark, Jr.

Victor E. Grijalva

Patricia A. Hammick

George L. Mazanec

Robert C. Oelkers

Howard B. Sheppard

William L. Trubeck

The Board has also determined that each member of the Audit and Compliance Committee, the Compensation and Human Resources Committee, or Human Resources Committee, and the Corporate Governance and Nominating Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board has further determined that more than one of the members of the Audit and Compliance Committee, including its current Chairman, William L. Trubeck, are “audit committee financial experts” as such term is defined in Item 407(d) of the SEC’s Regulation S-K.

The Corporate Governance and Nominating Committee reviewed the answers to annual questionnaires completed by the directors as well as the above-described legal standards for Board and committee member independence and the criteria applied to determine “audit committee financial expert” status. On the basis of this review, the Corporate Governance and Nominating Committee made its recommendation to the full Board and the Board made its independence and “audit committee financial expert” determinations after consideration of the Corporate Governance and Nominating Committee’s recommendation and a review of the materials made available to the Corporate Governance and Nominating Committee.

Director Nomination Process

Our director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee’s charter is available in the “Corporate Governance” section of our web site at www.dynegy.com.

Under our Certificate of Incorporation, our Board consists of 11 members. Up to three seats on the Board are filled by Class B common stock directors, which directors are elected by the holders of the outstanding shares of our Class B common stock, and the remaining seats are filled by Class A common stock directors, which directors are elected by the holders of the outstanding shares of our Class A common stock. With respect to nominations for Class B common stock directors, our Certificate of Incorporation provides that the Board will nominate such individuals as may be specified by a majority vote of the Class B common stock directors then serving or, if there are no such directors, by holders of a majority of our Class B common stock. The three Class B common stock director nominees set forth in this proxy statement were specified by the unanimous vote of our current Class B common stock directors.

The Corporate Governance and Nominating Committee identifies nominees for Class A common stock directors in various ways. The committee considers the current directors that have expressed an interest and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees that may be proposed by current directors or members of management or by stockholders are also considered. From time to time, the committee engages a professional firm to identify and evaluate potential director nominees.

All director nominees, whether proposed by a stockholder or otherwise, are evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines. These guidelines require that directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from Dynegy would not be sufficiently meaningful to impact their judgment in reviewing matters coming before the Board. Finally, they must be able to work compatibly with the other members of the Board and otherwise have the experience and skills necessary to enable them to serve as productive members of the Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serve on the Board for an extended period of time. Under our Corporate Governance Guidelines, directors generally will not be nominated for election after their 72nd birthday unless there are special circumstances. The Corporate Governance and Nominating Committee determined that although Mr. Mazanec is age 72, he possesses financial expertise and familiarity with Dynegy that provides continuity desired by the Class A common stock directors especially in the current economic environment. Upon the advice of the Corporate Governance and Nominating Committee, the Board, after considering Mr. Mazanec’s willingness to serve and the specific circumstances described above, nominated Mr. Mazanec to serve an additional year. For additional information, please read our Corporate Governance Guidelines.

All of the director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for election.

For purposes of the 2010 annual meeting, the Corporate Governance and Nominating Committee will consider any Class A common stock director nominations received by the Corporate Secretary from a stockholder of record by the close of business on February 9, 2010, but not before the close of business on January 22, 2010. See “Future Stockholder Proposals” below for more information. Any such nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of our Class A common stock that are owned beneficially and of record by such stockholder and such beneficial owner. Finally, the nominating stockholder must discuss the nominee’s qualifications to serve as a director as described in our Corporate Governance Guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

Class A Common Stock Directors

Eight Class A common stock directors are to be elected at the annual meeting by the holders of Class A common stock to each serve a one-year term. The Class A common stock directors are elected by a plurality of the shares of Class A common stock represented in person or by proxy and entitled to vote on the election of Class A common stock directors, subject to our majority voting policy discussed below. This means that the eight individuals nominated for election to the Board as Class A common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Only FOR or WITHHELD votes are counted in determining whether a plurality has been cast in favor of a Class A common stock director nominee. Under our Certificate of Incorporation, stockholders do not have cumulative voting rights. If you withhold authority to vote with respect to the election of some or all of the Class A common stock director nominees, your shares will not be voted with respect to those nominees indicated. Under our majority voting policy, in an uncontested election, any director nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election must offer his or her resignation to the Board promptly following certification of the stockholder vote. Abstentions and broker non-votes are not counted for purposes of election of directors.

Unless you withhold authority to vote or instruct otherwise, a properly executed proxy will be voted FOR the election of the nominees listed below as the proxies may determine. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons appointed as proxies will vote for the election of such other persons that may be nominated by the Board.

Class B Common Stock Directors

Three Class B common stock directors are to be elected at the annual meeting by the holders of our Class B common stock to each serve a one-year term. The Class B common stock directors are elected by a plurality of the shares of Class B common stock represented in person or by proxy and entitled to vote on the election of Class B common stock directors. This means that the three individuals nominated for election to the Board as Class B common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Only FOR or WITHHELD votes are counted in determining whether a plurality has been cast in favor of a Class B common stock director nominee. Under our Certificate of Incorporation, stockholders do not have cumulative voting rights. If you withhold authority to vote with respect to the election of some or all of the Class B common stock director nominees, your shares will not be voted with respect to those nominees indicated. Abstentions and broker non-votes are not counted for purposes of election of directors.

Unless you withhold authority to vote or instruct otherwise, a properly executed proxy will be voted FOR the election of the nominees listed below as the proxies may determine.

Information on Director Nominees

All of the nominees for Class A common stock director and all of the nominees for Class B common stock director are currently directors of Dynegy. The following table sets forth information regarding the names, ages and principal occupations of the director nominees, other directorships held by them in public companies and the length of their service as a director of Dynegy.

Director Nominees	Principal Occupation and Directorships	Age as of March 24, 2009	Director Since
Class A Common Stock Directors

Bruce A. Williamson	Chairman of the Board, President and Chief Executive Officer of Dynegy; Director of Questar Corporation	49	2002

David W. Biegler	Chairman of Estrella Energy, L.P.; Director of Trinity Industries, Inc., Southwest Airlines Co., Animal Health International, Inc., and Guaranty Financial Group	62	2003

Thomas D. Clark, Jr.	President of Strategy Associates; Director of Endeavour International	68	2003

Victor E. Grijalva	Former Vice Chairman of Schlumberger Ltd., Former Chairman of Hanover Compressor Company and Former Chairman of Transocean, Inc.; Director of Transocean, Inc.	70	2006

Patricia A. Hammick	Former Senior Vice President, Strategy and Communications of Columbia Energy Group; Director of Consol Energy, Inc. and SNC-Lavalin Group Inc.	62	2003

George L. Mazanec	Retired Advisor to the Chief Operating Officer of Duke Energy Corporation and Former Vice Chairman of PanEnergy Corporation; Director of National Fuel Gas Company and AEGIS Insurance Services, Inc.	72	2004

Howard B. Sheppard	Former Assistant Treasurer, Chevron Corp.	63	2008

William L. Trubeck	Former Chief Financial Officer and Executive Vice President of H&R Block, Inc., and Former Executive Vice President and Chief Financial Officer of Waste Management Inc.; Director of YRC Worldwide	62	2003

Director Nominees	Principal Occupation and Directorships	Age as of March 24, 2009	Director Since
Class B Common Stock Directors

Mikhail Segal	Chairman and Chief Executive Officer of the LS Power Group	58	2007

Frank E. Hardenbergh	Vice Chairman of the LS Power Group	65	2007

James T. Bartlett	President of LS Power Equity Advisors, L.L.C.	41	2007

Set forth below is additional biographical information with respect to our director nominees.

Bruce A. Williamson has served as Chief Executive Officer and as a director of Dynegy since October 2002, as Chairman of the Board of Dynegy since May 2004 and as President since December 2007. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates. From August 2001 to October 2002, he served as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions. From 1997 to August 2001, he served as Senior Vice President of Business Development and Risk Management and President and Chief Executive Officer at Duke Energy International. Mr. Williamson joined PanEnergy Corporation in June 1995, which then merged with Duke Power in June 1997. Prior to the Duke-PanEnergy merger, he served as PanEnergy’s Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer. He currently serves as a Director of Questar Corporation.

David W. Biegler was elected to the Board in April 2003. He has served as Chairman of Estrella Energy, L.P., which was formed to engage in the acquisition, construction and management of natural gas industry assets, since August 2003. Mr. Biegler retired at the end of 2001 as Vice Chairman of TXU Corporation, when it engaged in power generation and energy marketing and provided electric and natural gas utility services and other energy-related services. He also served as President and Chief Operating Officer of TXU Corporation from 1997 to December 2001. From 1993 to 1997, he served as Chairman, President and Chief Executive Officer of ENSERCH Corp. He currently serves as a director of Trinity Industries, Inc., Southwest Airlines Co., Austin Industries, Inc., Animal Health International, Inc., Guaranty Financial Group and Children’s Medical Center.

Thomas D. Clark, Jr. was elected to the Board in July 2003. Since 2006, Mr. Clark has been the President of Strategy Associates, a consulting firm specializing in strategy development, strategic planning assistance, corporate governance policy and corporate analysis. Mr. Clark previously served as Dean of the E.J. Ourso College of Business Administration and Ourso Distinguished Professor of Business from 1995 to 2003, and served as the Edward G. Schlieder Distinguished Chair of Information Science and Director of the DECIDE Board Room at Louisiana State University from 2003 to 2006. Prior to these positions, he was Chairman of Information and Management Sciences at Florida State University and Director of the Information Systems Research Center from 1984 to 1995. He was the Gage Crocker Outstanding Professor at the Air Force Institute of Technology where he served in the School of Engineering from 1977 to 1984. Mr. Clark is also a director of Endeavour International Corporation and serves on the boards of several community organizations and two privately-held companies.

Victor E. Grijalva was elected to the Board in May 2006. He served as a director of Hanover Compressor Company from 2002 to 2007 and formerly served as Chairman of Hanover’s Board from 2002 to 2005. In August 2002, Mr. Grijalva served as interim President and Chief Executive Officer of Hanover. Mr. Grijalva is the retired Vice Chairman of Schlumberger Limited, a supplier of technology, project management and information solutions to the oil and gas industry. Before serving as Vice Chairman, he served as Executive Vice President of Schlumberger’s Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger’s Wireline, Testing and Anadrill division from 1992 to 1994. He retired from Schlumberger in December 2001. Mr. Grijalva is also a director of Transocean, Inc., where he served as Chairman of the Board from 1999 to 2002.

Patricia A. Hammick was elected to the Board in April 2003 and was appointed Lead Director in May 2004. She was an adjunct professor at George Washington University from 2002 to 2003. Ms. Hammick served as Senior Vice President, Strategy and Communications and a member of the management committee of Columbia Energy Group from 1998 to 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 to 1998. From 1983 to 1996, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C., and held a management position with Gulf Oil Exploration and Production Company from 1979 to 1983. Prior to 1979, Ms. Hammick worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center. She currently serves as a director of Consol Energy, Inc. and SNC-Lavalin Group, Inc.

George L. Mazanec was elected to the Board in May 2004. Mr. Mazanec was Advisor to the Chief Operating Officer of Duke Energy Corporation from August 1997 to 2000, and Vice Chairman of PanEnergy

Corporation from 1989 until 1996. Mr. Mazanec is the former Chairman of the Management Committee of Maritime & Northeast Pipeline, L.L.C. and currently serves as a director of National Fuel Gas Company and AEGIS Insurance Services, Inc. He has also served as a Member of the Board of Trustees of DePauw University since 1996.

Howard B. Sheppard was appointed to the Board in January 2008. He previously served as an Assistant Treasurer of Chevron Corporation from February 1988 to June 2008. Mr. Sheppard was employed by Chevron and its affiliates since the merger of Gulf Oil Corporation with Chevron in 1985. Prior to the merger, he held positions of increasing responsibility at Gulf Oil Corporation, advancing over a 16-year period to Assistant Treasurer. He previously served on the Board from 2004 to 2007 as a Class B director designated by Chevron. With the April 2, 2007 closing of the LS Power Merger, Chevron, which was then a Dynegy stockholder, no longer had the right to designate any of Dynegy’s directors.

William L. Trubeck was elected to the Board in April 2003. He served as Executive Vice President and Chief Financial Officer of H&R Block, Inc. from 2004 to 2007. He previously served Waste Management Inc. as Executive Vice President of its Western Group from 2003 until 2004, Executive Vice President, Operations Support, and Chief Administrative Officer from 2002 until 2003 and Executive Vice President and Chief Financial Officer from 2001 until 2002. He was Senior Vice President—Finance and Chief Financial Officer of International Multifoods, Inc. from 1997 until 2000, and President, Latin American Operations of International Multifoods, Inc. from 1998 until 2000. He has served as a director of YRC Worldwide since 1994 and as Chairman of its audit committee since 2002.

Mikhail Segal was appointed to the Board in April 2007 following the completion of the LS Power Merger. Mr. Segal has served as Chairman and Chief Executive Officer of the LS Power Group since 1990. Mr. Segal has over 32 years of experience in the power industry. Prior to co-founding the LS Power Group, Mr. Segal served as co-head of Commercial Union Energy Corporation, where he was responsible for managing the Commercial Union Energy Limited Partnership, a partnership focused on investing in power generation projects. Mr. Segal was previously President of The Energy Systems Company, a private developer of cogeneration projects, and held various positions, including General Manager of Power Generation and Systems Planning, with LEMCO Engineers, Inc., or LEMCO, an electrical engineering and consulting firm. Prior to LEMCO, Mr. Segal worked for the Department of Energy in the former Soviet Union.

Frank E. Hardenbergh was appointed to the Board in April 2007 following the completion of the LS Power Merger. Mr. Hardenbergh, Vice Chairman of the LS Power Group, joined the LS Power Group in 1993 and has over 20 years of experience in the power industry. He has served as Vice Chairman of the LS Power Group since May 2005. From January 2001 to May 2005, he served as Executive Vice President and Chief Operating Officer of the LS Power Group. Prior to joining the LS Power Group, Mr. Hardenbergh served as Senior Vice President, General Counsel and member of the Management Committee of the Commercial Union Capital Group, a private boutique merchant bank that included Commercial Union Energy Corporation and the Commercial Union Energy Limited Partnership. Mr. Hardenbergh was previously Associate General Counsel of the Commercial Union Insurance Companies, the parent company to Commercial Union Capital Group. Prior to joining the Commercial Union Insurance Companies, Mr. Hardenbergh was an Associate with Peabody & Arnold LLP.

James T. Bartlett was appointed to the Board in April 2007 following the completion of the LS Power Merger. He has served as President of LS Power Equity Advisors, L.L.C., since 2005 and has 17 years of experience in the power industry. Prior to joining the LS Power Group in March 2005, Mr. Bartlett held various positions in the Energy Investment Banking Group at Credit Suisse, where he focused on mergers and acquisitions and financing transactions in the power generation sector. Mr. Bartlett joined Credit Suisse in 1992 and was named Managing Director in 2001. Previously, Mr. Bartlett was an Associate at Kendall Capital Partners and an Analyst at Drexel Burnham Lambert.

The Board unanimously recommends that stockholders vote FOR the election of these director nominees to the Board.

Directors’ Meetings and Committees of the Board

During 2008, our Board held eight meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served during the period for which he or she has been a director. Under our Corporate Governance Guidelines, directors who are not members of a particular committee are entitled to attend meetings of each such committee.

The following table reflects the members of each of the committees of the Board and the number of meetings held from January 1, 2008 through December 31, 2008.

	Audit & Compliance	Compensation & Human Resources	Corporate Governance & Nominating	Performance Review	Independent Director
Bruce A. Williamson
James T. Bartlett
David W. Biegler		CHAIR		X	X
Thomas D. Clark, Jr.		X	CHAIR		X
Victor E. Grijalva	X		X	X	X
Patricia A. Hammick(1)					CHAIR
Frank E. Hardenbergh
George L. Mazanec	X	X	X		X
Mikhail Segal				CHAIR
Howard Sheppard	X		X	X	X
William L. Trubeck(2)	CHAIR	X			X
Number of Meetings	9	6	4	3	8

(1)	As Lead Director, Ms. Hammick is an ex officio member of the Audit and Compliance, Compensation and Human Resources, Corporate Governance and Nominating and Performance Review committees. She has a standing invitation to attend all such committee meetings and thus attends all committee meetings.
(2)	Audit Committee Financial Expert.

The Board has the following committees:

Audit and Compliance Committee.    The Audit and Compliance Committee, which currently is comprised of Messrs. Trubeck (Chairman), Grijalva, Mazanec and Sheppard, met a total of nine times during 2008. Each member of the Audit and Compliance Committee is independent as defined in the NYSE Listed Company Standards. The Audit and Compliance Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, our independent auditors’ qualifications and independence, the performance of our internal audit function and the independent auditors and the performance of our risk assessment and risk management policies. Please read “Audit and Compliance Committee Report” for a discussion of the Audit and Compliance Committee’s review of our 2008 audited financial statements.

Compensation and Human Resources Committee.    The Human Resources Committee, which currently is comprised of Messrs. Biegler (Chairman), Clark, Mazanec and Trubeck, met a total of six times during 2008. Each member of the Human Resources Committee is independent as defined in the NYSE Listed Company Standards. The purpose of the Human Resources Committee is to assist our Board in fulfilling the Board’s oversight responsibilities on matters relating to executive compensation, oversee our overall compensation strategy and our equity-based compensation plans, prepare the annual Compensation and Human Resources Committee report required by the rules of the SEC and review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement to stockholders. The Human Resources Committee does not assist the Board with respect to director compensation, which is the responsibility of the Corporate Governance and Nominating Committee. For more information regarding the role and scope of authority of the Human Resources Committee in determining executive compensation, please read “Compensation Discussion and Analysis” below.

The Human Resources Committee may delegate specific responsibilities to one or more subcommittees to the extent permitted by law, NYSE listing standards and our governing documents. The Human Resources Committee is responsible for pre-approving all services performed by any independent compensation consultant in order to assure that the provision of such services does not impair the consultant’s independence. As a result, the Human Resources Committee has established a policy requiring its pre-approval of the annual executive compensation services, engagement terms and fees. The policy requires that requests to provide services requiring pre-approval by the Human Resources Committee or Chair will be submitted to the Committee or Chair by both the independent compensation consultant and our Vice President of Human Resources and must include a joint statement as to whether, in their view, the request or application is consistent with maintaining the consultant’s independence. Further, under the policy, the Human Resources Committee delegates to its Chair the authority to pre-approve any services (other than annual engagement services) if necessary or appropriate between scheduled meetings; provided, however, that the Chair will cause any such pre-approvals to be reported to the Human Resources Committee at the next regularly scheduled meeting. For a discussion of the role of the independent compensation consultant retained by the Human Resources Committee in recommending executive compensation and the participation of our Chief Executive Officer in the review of the compensation of other executives that report to the Chief Executive Officer, please read “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which currently is comprised of Messrs. Clark (Chairman), Grijalva, Mazanec and Sheppard, met a total of four times during 2008. Each member of the Corporate Governance and Nominating Committee is independent as defined in the NYSE Listed Company Standards. The Corporate Governance and Nominating Committee is responsible for identifying director nominees, assisting the Board with respect to director compensation, developing and reviewing our Corporate Governance Guidelines and overseeing the evaluation of the Board and management.

Performance Review Committee.    The Performance Review Committee, which currently is comprised of Messrs. Segal (Chairman), Biegler, Grijalva and Sheppard met a total of three times during 2008. The Performance Review Committee is responsible for reviewing our overall commercial and operating performance relative to our power industry competitors, the external market structure and our internal capabilities, reviewing our environmental, health and safety performance, developing and recommending to our management and the Board opportunities to maximize value for our stockholders, and assessing, with management, our execution of value-enhancing opportunities.

Independent Director Committee.    The Board maintains an Independent Director Committee, which is currently comprised of Ms. Hammick (Chair) and Messrs. Biegler, Clark, Grijalva, Mazanec, Sheppard and Trubeck. The committee met a total of eight times during 2008. The Independent Director Committee is authorized to review and approve related party transactions involving the LS Entities or its affiliates, including matters arising from our former development joint venture, under our related party transactions policy, and to consider matters relating to our relationship with the LS Entities as our largest stockholder. The Independent Director Committee is authorized to retain its own legal, financial and other advisors, in furtherance of the authority granted to it by the Board, without obtaining approval of such retention by the Board.

DIRECTOR COMPENSATION

Director Compensation for 2008

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee Class A common stock director who served on our Board in 2008. Directors who are also employees of Dynegy and the Class B common stock directors are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
David W. Biegler	$—	$35,806	$—	$—	$—	$85,250	$121,056
Thomas D. Clark, Jr.	$—	$35,806	$—	$—	$—	$88,500	$124,306
Victor E. Grijalva	$86,000	$35,806	$—	$—	$—	$—	$121,806
Patricia A. Hammick(5)	$86,400	$35,806	$—	$—	$—	$9,600	$131,806
George L. Mazanec	$91,500	$35,806	$—	$—	$—	$—	$127,306
Robert C. Oelkers(6)	$—	$—	$—	$—	$—	$—	$—
Howard B. Sheppard	$78,769	$34,441	$—	$—	$—	$—	$113,210
William L. Trubeck	$50,250	$35,806	$—	$—	$—	$50,250	$136,306

(1)	Directors receive annual phantom stock grants pursuant to the Directors Deferred Compensation Plan. Upon termination of service as a director, the shares become payable, at the director’s discretion, in cash or Class A common stock. The values shown under “Stock Awards” reflect the mark-to-market dollar value of our Class A common stock as of December 31, 2008, calculated in accordance with Statement of Financial Accounting Standards, or FAS, No. 123(R). As of December 31, 2008, each director had the following aggregate number of shares of phantom stock outstanding: Messrs. Biegler and Trubeck and Ms. Hammick—69,092; Mr. Clark—66,115; Mr. Grijalva—31,872; and Mr. Mazanec—56,566. The aggregate grant date fair value of all stock awards awarded to each director in 2008 is as follows: Ms. Hammick and Messrs. Biegler, Clark, Grijalva, Mazanec, and Trubeck—$70,000; Mr. Sheppard—$64,615; and Mr. Oelkers did not receive any stock awards in 2008.
(2)	No annual stock option awards or non-equity incentive plan compensation payments were made as compensation for director services in 2008 or are contemplated under our current compensation structure. As of January 16, 2008, Mr. Oelkers had options to purchase 6,000 shares of Class A common stock.
(3)	The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represents dividends/capital gains/losses or unrealized gains/losses on deferrals of fees and stock awards under the Directors Deferred Compensation Plan, which includes investments in Class A common stock and various investment funds. As of December 31, 2008, each of the directors, other than Mr. Oelkers, had cumulative losses on all prior deferrals of fees in the following amounts: Mr. Biegler—$(365,247); Mr. Clark—$(499,000); Mr. Grijalva—$(105,995); Ms. Hammick—$(352,026); Mr. Mazanec—$(232,922); Mr. Sheppard—$(30,174); and Mr. Trubeck—$(355,977).
(4)	The amounts shown as “All Other Compensation” for Messrs. Biegler, Clark and Trubeck and Ms. Hammick represent a voluntary cash deferral of fees earned at each director’s election into Class A common stock or various investment funds that are payable upon termination in cash.
(5)	Lead Director.
(6)	Mr. Oelkers passed away in January 2008. Mr. Sheppard was appointed on January 29, 2008 to fill the remaining term of Mr. Oelkers. Mr. Oelkers did not receive any director compensation for the period in which he served in 2008. Per Mr. Oelkers’ election, his estate received a lump sum cash payment in the amount of $399,681 for his deferrals while serving as a director.

Under the Directors Deferred Compensation Plan, non-employee Class A common stock directors receive annual phantom stock grants with an aggregate value of $70,000, awarded quarterly in arrears based on the closing price of our Class A common stock on the last trading day of the quarter. Since the amounts of phantom stock granted are unfunded, directors do not actually receive shares of Dynegy’s Class A common stock. We established a trust to provide an informal funding vehicle for the obligations under the plan to our directors. The assets of the trust, commonly referred to as a rabbi trust, are subject to the claims of our creditors in the event of insolvency, so the plan is considered unfunded for tax purposes. We contribute cash in amounts equal to the compensation that is deferred by us for the directors, which is then invested by the administrator of the trust in a fund of Dynegy’s Class A common stock. Upon termination of service as a director, the shares of phantom stock become payable, at the director’s election, in a lump sum payment or in monthly, quarterly or annual installment payments following such termination. The shares of phantom stock are payable in cash or in shares of Class A common stock, based upon a one-time election of the director.

In addition to the phantom stock grants, the non-employee Class A common stock directors receive the following compensation, which is payable in cash and may be deferred under the Directors Deferred Compensation Plan, in whole or in part, and invested in one or more investment options, including phantom stock, at a particular director’s election:

•	An annual retainer of $50,000 per year;

•	A fee of $2,000 for each Board meeting attended;

•	A fee of $1,000 for each committee meeting attended;

•	An additional annual retainer of $30,000 for the Lead Director;

•	Fees for each committee chairperson per year: Audit and Compliance Committee—$20,000 per year; Human Resources Committee—$10,000 per year; Corporate Governance and Nominating Committee—$10,000;

•	An annual retainer of $5,000 and $2,500 per year for members of the Audit and Compliance Committee and the Human Resources Committee, respectively; and

•

Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Certain Transactions and Other Matters

For a description of certain transactions with management and others, certain business relationships and compliance with Section 16(a) of the Exchange Act, see “Executive Compensation—Potential Payments Upon Termination or Change in Control,” “Transactions with Related Persons, Promoters and Certain Control Persons” and “Section 16(a) Beneficial Ownership Reporting Compliance.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our capital stock as of March 24, 2009, except as otherwise noted, by (1) each person who, based on filings with the SEC, owns beneficially 5% or more of our Class A common stock or Class B common stock, (2) each director and director nominee, (3) each executive officer, other than Mr. Hochberg, named in the Summary Compensation Table set forth below and (4) all current directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options exercisable by such individual or group within 60 days of March 24, 2009, regardless of whether such options are currently in the money.

	Number of Shares(1)		Percent of Class A Common Stock(2)	Percent of Class B Common Stock(2)	Percent of Total Outstanding Common Stock(2)
	Class A Common Stock	Class B Common Stock
LS Power Associates, L.P.(3)	—	48,842,270	—	14.4%	5.8%
LS Power Equity Partners, L.P.(3)	—	175,117,329	—	51.5%	20.8%
LS Power Partners, L.P.(3)	—	5,686,822	—	1.7%	*
LS Power Equity Partners PIE I, L.P.(3)	—	106,186,603	—	31.2%	12.6%
LSP Gen Investors, L.P.(3)	—	4,166,976	—	1.2%	*
T. Rowe Price Associates, Inc.(4)	34,988,678	—	6.9%	—	4.1%
Capital World Investors(5)	34,920,000	—	6.9%	—	4.1%
FMR LLC(6)	11,223,876	—	2.2%	—	1.3%
Bruce A. Williamson(7)(14)	3,609,921	—	*	—	*
Holli C. Nichols(8)(14)	444,791	—	*	—	*
J. Kevin Blodgett(9)(14)	186,249	—	*	—	*
Lynn Lednicky(10)(14)	493,797	—	*	—	*
Charles C. Cook(11)(14)	182,146	—	*	—	*
David W. Biegler(12)(14)	79,092	—	*	—	*
Thomas D. Clark, Jr.(12)(14)	79,615	—	*	—	*
Victor E. Grijalva(12)(14)	46,872	—	*	—	*
Patricia A. Hammick(12)(14)	94,092	—	*	—	*
George L. Mazanec(12)(14)	72,566	—	*	—	*
Howard B. Sheppard(12)(14)	32,221	—	*	—	*
William L. Trubeck(12)(14)	80,092	—	*	—	*
Mikhail Segal(13)(14)	—	340,000,000	—	100%	40.3%
Frank Hardenbergh(13)(14)	—	340,000,000	—	100%	40.3%
James Bartlett(13)(14)	—	340,000,000	—	100%	40.3%
Current Executive Officers and Directors as a Group (16 persons)(7)—(13)	5,668,516	340,000,000	1.1%	100%	40.8%

*	Less than 1%.
(1)	Unless otherwise noted, each person or entity listed has sole voting and investment power with respect to the shares reported.
(2)	Based upon 503,919,244 shares of Class A common stock and 340,000,000 shares of Class B common stock issued and outstanding at March 24, 2009.
(3)	All outstanding shares of our Class B common stock are held of record by the LS Entities. The address for all LS Entities is c/o LS Power, 1700 Broadway, New York, NY 10019.
(4)	According to Schedule 13G filed February 12, 2009 by T. Rowe Price Associates, Inc. (“T. Rowe”). According to such Schedule 13G, T. Rowe has sole voting power with respect to 8,384,236 shares and sole dispositive power with respect to 34,988,678 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5)	According to Schedule 13G filed February 13, 2009 by Capital World Investors (“Capital Investors”). According to such Schedule 13G, Capital Investors has sole voting power with respect to 13,900,000 shares and sole dispositive power with respect to 34,920,000 shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(6)	According to Schedule 13G filed February 17, 2009 by FMR LLC (“FMR’). According to such Schedule 13G, FMR has sole voting power with respect to 895,151 shares and sole dispositive power with respect to 11,223,876 shares. The address for FMR is 82 Devonshire Street, Boston MA 02109.

(7)	Amount shown includes 2,104,492 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Williamson and 165,461 and 106,952 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 16,713 shares of Class A common stock held by the Trustee of the Dynegy Inc. 401(k) Savings Plan, or the 401(k) Plan, for the account of Mr. Williamson, based on the market value of units held by Mr. Williamson in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 24, 2009. The amount shown does not include certain stock units held by Mr. Williamson through our Phantom Stock Plan that are payable three years from date of grant exclusively in cash and not in shares of Class A common stock.
(8)	Amount shown includes 249,646 shares of Class A common stock issuable upon the exercise of employee stock options held by Ms. Nichols and 36,195 and 26,738 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 19,339 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Ms. Nichols, based on the market value of units held by Ms. Nichols in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 24, 2009. The amount shown does not include certain stock units held by Ms. Nichols through our Phantom Stock Plan that are payable three years from date of grant exclusively in cash and not in shares of Class A common stock.
(9)	Amount shown includes 53,718 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Blodgett and 31,024 and 19,887 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 13,264 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Blodgett, based on the market value of units held by Mr. Blodgett in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 24, 2009. The amount shown does not include certain stock units held by Mr. Blodgett through our Phantom Stock Plan that are payable three years from date of grant exclusively in cash and not in shares of Class A common stock.
(10)	Amount shown includes 53,718 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Lednicky and 31,024 and 19,887 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 14,008 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Lednicky, based on the market value of units held by Mr. Lednicky in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 24, 2009. The amount shown does not include certain stock units held by Mr. Lednicky through our Phantom Stock Plan that are payable three years from date of grant exclusively in cash and not in shares of Class A common stock.
(11)	Amount shown includes 54,311 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Cook and 41,366 and 23,396 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 5,297 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Cook, based on the market value of units held by Mr. Cook in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 24, 2009. The amount shown does not include certain stock units held by Mr. Cook through our Phantom Stock Plan that are payable three years from date of grant exclusively in cash and not in shares of Class A common stock.
(12)	Amounts shown include the following number of shares of our Class A common stock payable upon termination of service as a director, at the election of the director, with respect to certain phantom stock units awarded under the Directors Deferred Compensation Plan: 56,566 shares payable to Mr. Mazanec; 66,115 shares payable to Mr. Clark; 69,092 shares payable to Messrs. Biegler and Trubeck and Ms. Hammick; 17,221 shares payable to Mr. Sheppard; and 31,872 shares payable to Mr. Grijalva. The amounts shown do not include certain stock units held by Mr. Clark and Ms. Hammick through our Directors Deferred Compensation Plan which are payable, upon retirement, exclusively in cash and not in shares of Class A common stock. For Mr. Mazanec, amount shown includes 3,000 shares held in two IRAs for his benefit, 1,000 shares held by the Mazanec Foundation, of which Mr. Mazanec is President and a director, and 1,000 shares held in two family trusts for the benefit of Mr. Mazanec’s grandchildren. For Mr. Sheppard, amount shown includes 15,000 shares held in a family trust.
(13)	Messrs. Segal, Hardenbergh and Bartlett may each be deemed to share beneficial ownership of the shares of Class B common stock beneficially owned by the LS Entities. Messrs. Segal, Hardenbergh and Bartlett each disclaim beneficial ownership of all such shares.
(14)	The address for all Dynegy executive officers and directors is Dynegy Inc., 1000 Louisiana Street, Suite 5800, Houston, TX 77002.

EXECUTIVE OFFICERS

The following table sets forth the name and positions of our executive officers as of March 24, 2009, together with their ages and period of service with us.

Executive Officer	Position	Age as of March 24, 2009	Served with Dynegy Since
Bruce A. Williamson	Chairman of the Board, President and Chief Executive Officer	49	2002

Holli C. Nichols	Executive Vice President and Chief Financial Officer	38	2000

J. Kevin Blodgett	General Counsel and Executive Vice President—Administration	37	2000

Lynn A. Lednicky	Executive Vice President—Asset Management, Government and Regulatory Affairs	48	1991

Charles C. Cook	Executive Vice President—Commercial and Market Analytics	44	1991

Richard W Eimer	Executive Vice President—Operations	60	1971

The executive officers named above will serve in such capacities until the next annual meeting of our Board, or until their respective successors have been duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office.

Set forth below is additional biographical information with respect to our executive officers.

Bruce A. Williamson has served as Chief Executive Officer and as a director of Dynegy since October 2002, as Chairman of the Board of Dynegy since May 2004 and as President since December 2007. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates. From August 2001 to October 2002, he served as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions. From 1997 to August 2001, he served as Senior Vice President of Business Development and Risk Management and President and Chief Executive Officer at Duke Energy International. Mr. Williamson joined PanEnergy Corporation in June 1995, which then merged with Duke Power in June 1997. Prior to the Duke-PanEnergy merger, he served as PanEnergy’s Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer. He currently serves as a director of Questar Corporation.

Holli C. Nichols has served as Executive Vice President and Chief Financial Officer of Dynegy since November 2005. Ms. Nichols is responsible for oversight activities involving strategic planning and corporate business development, financial affairs, including finance and accounting, tax, treasury, risk management, internal audit and investor and credit agency relationships. Ms. Nichols previously served as Senior Vice President and Treasurer from May 2004 to November 2005, as Senior Vice President and Controller from June 2003 to May 2004 and as Vice President, Assistant Corporate Controller and Senior Consultant from May 2000 to June 2003. Ms. Nichols joined Dynegy from PricewaterhouseCoopers LLP in May 2000.

J. Kevin Blodgett has served as General Counsel and Executive Vice President—Administration of Dynegy since November 2005. Mr. Blodgett is responsible for our legal and administrative affairs, including legal and regulatory services supporting Dynegy’s operational, commercial and corporate areas, as well as ethics and compliance, human resources, information technology and business services. Mr. Blodgett previously served as Senior Vice President, Human Resources from August 2004 to November 2005, as Group General

Counsel—Corporate Finance & Securities and Corporate Secretary from May 2003 to August 2004 and as Assistant General Counsel, Senior Corporate Counsel and Corporate Counsel from October 2000 to May 2003. Mr. Blodgett joined Dynegy from Baker Botts LLP in October 2000.

Lynn A. Lednicky has served as Executive Vice President—Asset Management, Government and Regulatory Affairs since March 2009. Mr. Lednicky is responsible for regional asset management activities including state and federal government, legislative, and regulatory matters. Mr. Lednicky had served as Executive Vice President, Asset Management, Development, and Regulatory Affairs since January 2008. He previously served as Executive Vice President, Commercial and Development from January 2007 to January 2008, Executive Vice President of Strategic Planning and Corporate Business Development from November 2005 to January 2007, Senior Vice President of Strategic Planning and Corporate Business Development from July 2003 to November 2005 and Senior Vice President of Power Origination from December 2000 to July 2003. Mr. Lednicky joined Dynegy’s predecessor, Destec Energy, Inc., in July 1991.

Charles C. Cook has served as Executive Vice President—Commercial and Market Analytics since December 2008. Mr. Cook has direct responsibility for overseeing all commercial functions related to Dynegy’s power generation fleet. Mr. Cook most recently served as Senior Vice President—Strategic Planning, Corporate Business Development and Treasurer from January to December 2008 and served as Senior Vice President and Treasurer from 2005 until 2007. Mr. Cook joined Dynegy’s predecessor, Destec Energy, Inc., in 1991, and was promoted to Vice President in 2002.

Richard W. Eimer has served as Executive Vice President—Operations since January 2008. Mr. Eimer is responsible for the operational management of Dynegy’s fleet of power generation assets. Mr. Eimer, who joined Dynegy’s predecessor Illinois Power in 1971, was promoted to Senior Vice President in 2000, Senior Vice President of Coal Plant Operations in 2003, and served most recently as Senior Vice President of Operations from 2005 to 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion should be read together with the compensation tables and disclosures for our Named Executive Officers included under “Executive Compensation.” The following discussion contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be considered as statements of our expectations or estimates of results or other guidance; to that end, these targets and goals will not be subject to updating.

Executive Summary

Dynegy’s executive compensation program is primarily designed to attract, motivate and retain a highly qualified executive management team capable of managing and growing our power generation business. This program is administered by the Human Resources Committee, which utilized Towers Perrin, an independent compensation consultant, to assist it in discharging its responsibilities for the 2008 performance year. In the following discussion and analysis, we describe in detail our executive compensation philosophy and objectives and the 2008 compensation for each individual who served as (1) our Chief Executive Officer during 2008, (2) our Chief Financial Officer during 2008, (3) our three other most highly compensated executive officers who were serving as executives as of the end of 2008, and (4) one additional executive who resigned as an officer before year-end. We refer to these individuals collectively as our Named Executive Officers.

The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

•	We believe that rewards should be competitive, should not be viewed as entitlements and should be based upon the performance of the company and the individual executive.

•	The Human Resources Committee exercises its judgment and discretion when reviewing corporate and individual performance relative to pre-determined financial and operational measures.

•

Competitive benchmark data, comprised of aggregate industry peer proxy statement data and general industry survey data, are reviewed annually by the Human Resources Committee when making base salary, short-term incentive and long-term incentive decisions regarding our Named Executive Officers.

•	Performance-based awards continue to be a critical tool in providing appropriate incentives for our Named Executive Officers to create long-term value for our stockholders.

•

In determining compensation levels for each Named Executive Officer, the Human Resources Committee considers job responsibilities, historical pay, experience and performance (both corporate and individual performance) in an attempt to reward and motivate both short-term and long-term value creation for our stockholders.

Executive Compensation Philosophy

Our executive compensation program reflects a fundamental belief that rewards should be competitive, both in elements and amount, with the broad labor market in which we compete for executive talent and commensurate with corporate and individual performance. Annually, the Human Resources Committee reviews and updates, where appropriate, Dynegy’s compensation philosophy for consistency with our near-term and long-term business strategy. Dynegy’s “Compensation Guiding Principles,” which are listed below, serve to formalize and document our compensation philosophy. In addition, these principles provide a foundation for certain compensation decisions, as well as a common language for communicating those decisions to executives, employees and stockholders. These “Compensation Guiding Principles” are as follows:

•	Our compensation strategy is directed by Dynegy’s core values and business strategy.

•	Our compensation programs should provide reasonable upside potential for exceptional performance, while maintaining competitiveness during, but appropriately reflecting, market or economic downturns.

•	Our compensation delivery practices should allow for differential pay levels based on both corporate and individual performance.

•	Our key compensation elements—base pay, short-term incentives and long-term incentives—should complement each other.

•	Our variable pay programs should be designed as forward-looking incentives with clear line of sight.

•	Our long-term incentives and stock ownership guidelines should encourage share price improvement and a strong link to stockholder interests.

•	Our compensation programs should be designed and administered to encourage sustained long-term growth in Dynegy’s cyclical industry.

•

Our overall compensation strategy should recognize that attraction and retention of key talent is critical to the attainment of Dynegy’s stated business goals and objectives and to the creation of value for our stockholders.

Executive Compensation Program Objectives

Consistent with the stated purpose and the Compensation Guiding Principles listed above, the structure of our compensation program reflects the following key objectives: (1) Pay for Performance; (2) Market Competitiveness; and (3) Long-Term Stockholder Value.

Pay for Performance.    It is our belief that the variable components of compensation should not be viewed as entitlements, but rather should be awarded for delivering results relative to pre-determined business goals and objectives and for executing on our business strategy to create long-term value for our stockholders. To this end, each year the Board approves a comprehensive set of goals and objectives for the coming year. Our progress, and the Named Executive Officers’ contributions relative to these goals and objectives, is monitored and discussed during the year by the Board and the Human Resources Committee. At year-end, compensation awards are made based on the Human Resources Committee’s overall assessment of performance, including the degree to which these goals and objectives have been achieved and the impact of external factors.

Financial Objectives.    The annual goals and objectives fall into two categories. The first category comprises a set of core financial metrics used by executive management and the Board in assessing our annual performance and communicating that performance to the investment community. For 2008, there were four financial metrics included in this first category: EBITDA(1); Operating Cash Flow, or OCF; Free Cash Flow, or FCF(2); and General & Administrative expense, or G&A. In early 2008, the Board approved targets for each of these four measures for 2008. The Human Resources Committee also reviewed the underlying plan assumptions for EBITDA against actual commodity gas prices and with and without mark-to-market accounting impacts. As a result of that review, EBITDAM(3) replaced EBITDA as the primary financial metric. At subsequent regular meetings in 2008, executive management updated the Board and the Human Resources Committee on Dynegy’s EBITDAM, OCF, FCF and G&A performance compared to the original targets. Please read “—Analysis—Named Executive Officer Compensation” below for a discussion of 2008 compensation and the specific performance and financial targets on which such compensation was based.

Non-Financial Objectives.    The second category of goals and objectives is non-financial in nature and is developed annually by each of our Named Executive Officers for his or her respective areas of responsibility. These goals and objectives were also defined at the beginning of 2008 and approved by the Board. The Board and the Human Resources Committee were updated as to the Named Executive Officers’ performance relative to the approved goals and objectives at regular meetings during 2008 and following year–end. The accomplishments of the Named Executive Officers were considered, along with the subjective assessment by the Human Resources Committee regarding the importance of such accomplishments in light of Dynegy’s business at year-end, when determining compensation awards. Please read “—Analysis—Named Executive Officer Compensation” below for a discussion of 2008 compensation and the specific non-financial performance and targets that influenced such compensation.

In the 2008 performance year, the Human Resources Committee formally established guidelines for the Short-Term Incentive Program, pursuant to which financial results were to be considered to a larger extent (75% of total opportunity) than non-financial results (25% of total opportunity). Additionally, 50% of the non-financial results would be evaluated based on functional/individual Named Executive Officer performance, with the remaining 50% of the non-financial results being evaluated on overall non-financial performance measures. Please read “2008 Short-Term Incentive Program” below for additional details regarding the 2008 Short-Term Incentive Program.

In addition to the above-described financial and non-financial goals and objectives, executive compensation decisions are also based on the individual performance of our Named Executive Officers. In particular, we have

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	FCF can be reconciled to OCF, a U.S. generally accepted accounting principles measure, using the following calculation: OCF less maintenance and environmental capital expenditures.
(3)	We define EBITDAM as EBITDA less the impact of mark-to-market accounting gains or losses.

adopted a set of core values that reflect the key leadership qualities and behavioral attributes that our executive compensation program is designed to foster and reward. These qualities and attributes include, among others: honesty and integrity; individual responsibility and accountability; engagement and development of our employees; and doing the right things with an expectation that the right things will happen. In evaluating our Chief Executive Officer from this perspective, the Human Resources Committee conducts an annual performance review together with the Board and evaluates his performance based on interaction with him throughout the year. Similarly, the Human Resources Committee, which approves the compensation for our executive officers other than our Chief Executive Officer, consults with the Chief Executive Officer as to his performance review of our other executive officers and their achievements relative to our core values. The Human Resources Committee also evaluates and considers executive leadership in furtherance of our core values based on its subjective judgment and without a precise weight or formula. As a general rule, the Human Resources Committee places greater emphasis on the financial objectives or results than it does on non-financial objectives or leadership when making its compensation decisions.

Market Competitiveness.    We believe that in order to attract and retain highly qualified executives, our executive compensation program must be competitive, both in elements and amount, with the broad labor market in which we compete for talent. To support our objective of paying market competitive compensation, each year the Human Resources Committee conducts a detailed competitive evaluation (including, among other things, a review of proprietary and proxy statement information) with its independent compensation consultant. For 2008, the Human Resources Committee selected Towers Perrin as its independent consultant, primarily based upon the firm’s depth and breadth of expertise in executive compensation and familiarity with our industry. Towers Perrin was engaged to provide consultant advice or services to the Human Resources Committee, collect competitive executive compensation data, assess the competitiveness of our current compensation programs and strategies and provide information on trends, new rules/regulations and laws that may impact executive compensation practices and administration. Towers Perrin reports to and acts at the sole discretion of the Human Resources Committee and is prohibited from performing services for Dynegy management without pre-approval by the Human Resources Committee.

In an attempt to ensure meaningful competitive compensation comparisons for 2008 executive compensation purposes, the Human Resources Committee reviewed and approved Towers Perrin’s approach of constructing our comparative executive compensation data from a combination of peer group proxy statements and published compensation surveys. Towers Perrin collected compensation data from the most recent proxy statement filings for a group of six comparator companies (AES Corp., Allegheny Energy Inc., Edison International, Mirant Corporation, NRG Energy Inc. and Reliant Energy Inc.). The Human Resources Committee and Towers Perrin believe these companies are similar to us in business focus and, despite inexact overlap of focus and the limited number of comparator companies, represent useful reference points for executive compensation purposes. These companies are the same comparator companies that were used in 2007. The proxy statement data collected included base salaries, total compensation amounts and long-term incentive award levels for the Chief Executive Officer, Chief Financial Officer and next three highest-compensated named executives.

Additionally, Towers Perrin used data from its 2008 Executive Compensation Database and Long-Term Incentive Plan Report to provide data for positions with similar roles and responsibilities as our Named Executive Officers. The survey data were provided from general industry companies with characteristics and revenues similar to ours and were updated using an assumed annual update factor of 4.0%. The comparator group proxy statement data described in the preceding paragraph provide an industry-based context for the Human Resources Committee’s executive compensation decisions. However, because of the limited number of comparator companies, the different focus of their operations and because we compete for talent within a broader general industry, the Human Resources Committee uses this aggregate data merely as a reference point. The general industry survey data primarily are relied upon in determining market competitiveness, as the larger statistical sample size should reflect less variability and volatility. There are approximately 100 companies in the general industry survey group, none of which are considered material on an individual basis because the Human Resources Committee considers the general industry survey group as a whole.

The Human Resources Committee considers comparative data in structuring our compensation program elements and determining the value of each element to be awarded to our Named Executive Officers. Based upon this market review, it provides three types of compensation to our Named Executive Officers—base salary, short-term incentives and long-term incentives. Proportionally, base salary comprised approximately 18% of the Named Executive Officers’ total compensation package for 2008, with short-term incentives and long-term incentives comprising approximately 10% and 72%, respectively. This compensation mix generally is consistent with those of our comparator group companies, except that our mix is more heavily weighted toward long-term incentives and reflects what we believe is a competitive balance between current and long-term compensation and cash and non-cash compensation. The emphasis on long-term incentives is meant to support our stated strategy of creating long-term value for our stockholders. Please read “—Elements of Executive Compensation” below for a detailed discussion of these compensation types and the specific reasons for using them.

Long-Term Stockholder Value.    Our total compensation strategy includes the use of long-term incentive awards designed to align individual executive performance with the interests of our stockholders. In furtherance of this strategy, our long-term incentive awards are targeted generally within range of the 60th percentile of the general industry comparator group, or somewhat higher than the market median, for reasons described below in “Elements of Executive Compensation—Long-Term Incentive Awards.” Additionally, in early 2006, the Corporate Governance and Nominating Committee adopted stock ownership guidelines for members of the executive management team and other officers, which were intended to further align interests among our executive officers and stockholders. Please read “Corporate Governance—Stock Ownership Guidelines” above for a description of these guidelines.

Potential Impact of Restatements and Ability to Claw Back Compensation Awards.    As stated in our Corporate Governance Guidelines, the Human Resources Committee has a mechanism to address any restatements that may impact our key financial metrics and our financial performance. Pursuant to this mechanism, in the event of a material restatement of our financial statements, the Human Resources Committee will review all bonuses and other incentive and equity compensation awarded to executive officers that were based on the achievement of specified performance targets during the period for which such financial results are or will be restated. The Human Resources Committee will take action, as it determines to be appropriate, with respect to any such bonuses or other incentive or equity compensation awards to the extent such specified performance targets were not achieved in light of the restatement, which could include seeking to recover amounts paid. We believe this mechanism allows for remedial action to be taken if executive compensation is awarded for achievement of financial performance that is later determined not to have been achieved, and further aligns our Named Executive Officers’ interests with those of our stockholders. When making its year-end compensation decisions, the Human Resources Committee considered the accounting restatement effected and publicly disclosed by Dynegy in mid-2008 and determined that the restatement had no impact on achievement of the financial objectives approved by the Board and Human Resources Committee in early 2008.

Named Executive Officers.    For 2008, our Named Executive Officers were: Mr. Williamson (Chairman of the Board, President and Chief Executive Officer); Ms. Nichols (Executive Vice President and Chief Financial Officer); Mr. Blodgett (General Counsel and Executive Vice President—Administration); Mr. Lednicky (Executive Vice President—Asset Management, Development and Regulatory Affairs); Mr. Cook (Executive Vice President—Commercial and Market Analytics) and Mr. Hochberg, former Executive Vice President—Commercial and Market Analytics. On November 13, 2008, we announced the resignation of Mr. Hochberg, who left the company to pursue other interests effective December 2, 2008. Concurrent with this announcement, we realigned the roles and responsibilities of certain members of the executive management team in an attempt to further drive financial and operational performance. As part of this realignment, Ms. Nichols expanded her scope of responsibilities to include serving as Treasurer, and Mr. Cook, formerly Senior Vice President, Strategic Planning, Corporate Business Development and Treasurer, assumed the role of Executive Vice President—Commercial and Market Analytics, in each case as of December 2, 2008. The roles of Mr. Blodgett, Mr. Lednicky and Mr. Eimer (Executive Vice President—Operations) did not change. These individuals comprise our current executive management team.

Employment Agreements.    Beginning with the start of his employment in October 2002, Mr. Williamson operated under an employment agreement. Similar agreements were in place for several executives employed at that time. Since then, we have moved to a philosophy of employing executives without employment agreements. Consistent with this approach, Mr. Williamson’s agreement was allowed to expire on December 31, 2007 by mutual agreement between Mr. Williamson and the Board. We believe that the compensation, severance and benefit plans offered to our eligible officers provide appropriate reward opportunities and benefits to Mr. Williamson and the other Named Executive Officers.

Elements of Executive Compensation

As previously described, our Named Executive Officers are eligible to receive three primary forms of compensation: base salary; short-term cash incentive awards; and long-term incentive awards.

Base Salary.    Base salaries function as the fixed, recurring cash portion of the Named Executive Officer’s total compensation package. In determining the level of base salary for each Named Executive Officer, the Human Resources Committee considers the Named Executive Officer’s job responsibilities, experience and performance. The Human Resources Committee annually reviews external benchmark data (our comparator group proxy statement data and general industry survey data as described above under “—Executive Compensation Philosophy—Market Competitiveness”), provided by its independent compensation consultant, to ensure that base salaries remain competitive. Any adjustments are made based upon the Named Executive Officer’s position relative to competitive market data, as well as individual performance measured against pre-established goals and objectives. For base salaries, based on general industry survey data, we target the 50th percentile as a competitive level of pay. Base salaries generally will fall in a range of 80% to 120% of the 50th percentile. This range provides the Human Resources Committee the ability to consider expertise, demonstrated performance, tenure in the current role, historical pay, market movement and other relevant factors when determining base salaries for our Named Executive Officers. In our estimation, to target base salaries lower than this range would restrict our ability to attract and retain key talent; to target base salaries higher than this range could potentially result in greater compensation than is necessary to attract and retain key talent to the detriment of our stockholders. The Human Resources Committee, with input from Towers Perrin, ultimately exercises its judgment while considering competitive data, individual performance, current position relative to the market and market value, among other factors, to determine base salaries for our Named Executive Officers and may approve base salaries above or below the 50th percentile. Please read “—Analysis—Named Executive Officer Compensation” below for further discussion on the Named Executive Officers’ base salaries.

Short-Term Incentives.    Short-term incentives serve as a variable, at-risk element of the Named Executive Officer’s total compensation package and are based on the attainment of pre-established performance goals and objectives during the performance year. Short-term incentives are generally paid in cash. Our short-term incentive compensation plan is structured to align executive interests with both stockholder interests and our annual performance goals and objectives. The annual cash incentive bonus opportunity for each executive officer is established at the beginning of the performance year and generally is targeted at or above the 50th percentile of the market for our comparator companies and commensurate with each executive’s job responsibilities. The short-term incentive for Mr. Williamson is targeted at the 50th percentile (100% of annual base salary) for 2008 and provides an opportunity for target total cash compensation at approximately the 50th percentile. The short-term incentive target for the other Named Executive Officers was also targeted at 100% of annual base salary for 2008, which brings their target total cash compensation opportunity closer to the 75th percentile. Even though these targets are above the 50th percentile, we believe they are necessary to attract, retain and motivate a highly qualified executive management team. In particular, we believe that by providing the opportunity to achieve greater than the 50th percentile for short-term incentive awards and greater than the 60th percentile for long-term incentive awards (as discussed below), we offer appropriate upside potential for executives in a changing, commodity cyclical business environment. Similarly, these opportunities are not guaranteed and provide adequate flexibility for downward adjustments to reflect corporate or individual performance and overall market and economic conditions. Corporate performance or individual performance can result in either no annual incentive bonus or an annual incentive bonus award that is less or greater than the target opportunity level.

In addition to our financial and operational performance during the performance year, the amount of any short-term incentive award is dependent on the individual executive’s performance. The Human Resources Committee, in making its determination of compensation levels, uses its discretion to determine how individual performance should impact the short-term incentive award for each Named Executive Officer. Our annual short-term incentive targets, and any approved payments, are also reviewed annually with the Human Resources Committee’s independent compensation consultant. Please read “—Analysis—Named Executive Officer Compensation” below for further discussion of the Named Executive Officers’ short-term incentive awards for the 2008 performance year.

Beginning with the 2008 performance year, the Human Resources Committee formally established threshold, target and maximum performance levels to be used as guidelines when determining funding levels for the short-term incentive program. When determining opportunity levels for short-term incentives, the Human Resources Committee established guidelines pursuant to which financial results would be considered to a larger extent (75% of total opportunity) than operational results (25% of total opportunity). For 2008, formal threshold, target and maximum performance levels were established for each financial measure (EBITDAM, OCF, FCF and G&A), with EBITDAM serving as the principle financial objective. Similar targets were established for each of the operational measures. Additionally, 50% of the short-term incentive opportunity that generally would be driven by operational performance was to be based on attainment of function-specific measures. At the end of the 2008 performance year, the Human Resources Committee used these measures as guidelines to determine award levels.

2008 Short-Term Incentive Program

Financial Performance (75% of total opportunity):

•	Attainment of EBITDAM, OCF, FCF and G&A goals

•	EBITDAM served as the principle factor

Operational Performance (25% of total opportunity):

•	Attainment of objectives included within our 2008 strategy (weighted at 12.5%)

•	Attainment of objectives related to function-specific (Operations, Finance, etc.) strategic objectives (weighted at 12.5%)

Attainment and Award Opportunity Range:

•	Threshold (80%), Target (100%) and Maximum (120%) performance levels to be determined by the Human Resources Committee

•	Award opportunity ranges from 50% (if threshold performance is reached) to 150% (for maximum performance) as determined by the Human Resources Committee

When determining short-term incentive opportunity levels for 2009, the Human Resources Committee adopted guidelines pursuant to which financial results will be considered for 90% of total opportunity and operational results will be considered for 10% of total opportunity. This weighting for financial performance is aligned with our stated objective of creating stockholder value. The financial performance metric will be based on the attainment of Adjusted EBITDA(4), with performance in reducing G&A expenses considered as an additional reference point. Adjusted EBITDA is aligned with the manner in which we publicly disclose our financial performance. Additionally, a separate financial performance level has been adopted for the Named Executive Officers. This separate performance level, which we refer to as a “gate” or a minimum funding requirement, must be met before any amount of short-term incentive awards can be paid to the Named Executive

(4)	We define Adjusted EBITDA as EBITDA less (1) significant items such as discontinued operations and gains or losses on the sale of assets, and (2) the impact of mark-to-market accounting gains or losses.

Officers and provides another method to foster the alignment of executive interests with both investor interests and our annual performance goals and objectives. For 2009, the Human Resources Committee set this minimum performance level at $700 million of Adjusted EBITDA. Performance below this minimum level will result in no STI awards to the Named Executive Officers, regardless of operational performance.

Ultimately, the final decision to fund and award short-term incentive awards will be based on the discretion and judgment of the Human Resources Committee after considering all factors it believes to be relevant.

Long-Term Incentive Awards.    Long-term incentive awards serve as the most significant at-risk element of the executive’s total compensation package and focus on the attainment of long-term performance goals and objectives, which are deemed instrumental in creating long-term value for stockholders and long-term retention incentives for our executives. Long-term incentives, in the form of equity-based awards that generally do not fully vest until three years after the grant date, are structured to achieve a variety of long-term objectives, including: retaining executives; aligning executives’ financial interests with the interests of stockholders; and rewarding the achievement of long-term specified strategic goals and/or superior stock price performance. We generally target within range of the 60th percentile of the market for long-term incentive awards. Long-term incentive awards for executives are generally granted at the same time that annual cash incentive awards are paid for performance in the prior year.

For awards granted in March 2009, the Human Resources Committee granted long-term incentive awards to our executives in the form of stock options, cash-settled phantom stock units and performance unit awards. The Human Resources Committee, in making its 2009 long-term incentive award determinations, was particularly focused on the need for executive retention given the relatively low level of equity incentives existing prior to these 2009 awards and chose award levels designed to increase retention incentives. It is the Human Resources Committee’s belief that these increased award levels increase the alignment of long-term incentive opportunities for our executives with the expectation of attaining a higher than median level of performance. The Human Resources Committee believes that the increased award levels for 2009 align the near-term and long-term interests of our executives with those of our stockholders and further support our stated emphasis on financial performance.

For 2009, the long-term incentive awards granted to our executives are structured as follows:

LTI Award Element	Percentage of LTI Award Value	Vesting Schedule
Stock Options	20%	Ratable vesting of 1/3 each year
Phantom Stock Units	30%	Cliff vesting on the three-year anniversary of the grant date
Performance Units	50%	Award, if any, determined at the end of the three-year performance period

The market competitiveness of our long-term incentive structure is reviewed annually by the Human Resources Committee with its independent compensation consultant. Phantom stock and stock options tie directly to the performance of our common stock, provide the executive an incentive to build long-term value for our investors and are an effective means of executive retention because the awards are focused over the longer term and generally vest over a period (or at the end) of three years. The number of stock options awarded is typically based on the Black-Scholes valuation model. The number of units of phantom stock awarded is based on the fair market value of our common stock as of the date of grant and the award value will be paid in cash upon vesting based on the value of our common stock on the vesting date.

Beginning in 2006 and continuing through 2009, a portion of each executive’s long-term incentive award value was made in the form of performance units. For awards granted in March 2009, the Human Resources Committee chose to base 2/3 of the award on stock price performance at the end of three years and to base 1/3 of the award on attainment of cumulative Adjusted EBITDA goals over a three-year performance period. Please read “—Analysis—Named Executive Officer Compensation” below for further discussion of the Named Executive Officers’ long-term incentive awards for the 2008 performance year.

The phantom stock unit awards were made under the 2009 Phantom Stock Plan and are designed to provide retention incentives and stockholder alignment similar to restricted stock awards but in a manner that does not utilize shares previously authorized for grant under our other long-term incentive plans.

Equity Grant Practices.    The Human Resources Committee oversees our equity-based compensation plans. In carrying out its duties, the Human Resources Committee may from time to time authorize the granting of stock options or other equity-based awards pursuant to the terms and conditions of such plans. As a matter of policy, the Human Resources Committee generally grants stock options, restricted stock or phantom stock units and other equity-based awards in conjunction with the annual compensation cycle. All such award grants are made at a scheduled meeting of the Human Resources Committee during the first several months of the year, and the exercise price of any stock option grant is the closing price of our Class A common stock on the date of the Human Resources Committee’s meeting (the grant date). These and the other terms of any stock option or other equity-based award grants are documented in the form of one or more award agreements approved by the Human Resources Committee on or before the grant date.

From time to time, the Human Resources Committee may determine that it is desirable or appropriate to grant stock options or other equity-based awards to an individual upon employment or commencement of service with us. The Human Resources Committee must approve any such stock option or other equity-based grants. The exercise price of any such stock option grants is the closing price of our Class A common stock on the date of the meeting, which will constitute the grant date.

Executive Perquisites.    In reviewing the total compensation packages for our Named Executive Officers with its independent compensation consultant, the Human Resources Committee reviews executive perquisites on an annual basis. Our internal assessment of perquisites provided to Named Executive Officers during 2008 revealed that perquisites generally were limited to cell phones and personal digital assistants primarily used for business purposes, home security services and executive education benefiting Dynegy.

In 2007 and 2008, security assessments were conducted by a third party at the homes of each Named Executive Officer. These assessments were conducted primarily because of the potential for security threats. Based on the results of these assessments, certain enhanced home security measures, which we believe further the interests of our stockholders, were recommended for the Named Executive Officers. Costs incurred during 2008 related to enhanced home security measures consistent with these recommendations were: Mr. Williamson (approximately $13,900), Ms. Nichols (approximately $1,700), Mr. Blodgett (approximately $29,000), Mr. Lednicky (approximately $29,000), Mr. Hochberg (approximately $13,000) and Mr. Cook (approximately $23,000). Ms. Nichols incurred certain expenses related to an executive MBA program in the amount of approximately $87,000, which were directly paid to the MBA program by Dynegy. Additionally, certain insignificant travel-related and home internet expenses were provided for Mr. Williamson and Ms. Nichols; insignificant travel-related expenses also were provided for Mr. Blodgett. Please read “Executive Compensation—Summary Compensation Table for 2006, 2007 and 2008” below for further details on executive perquisites.

Overall, the total value of perquisites for our Named Executive Officers represents approximately 1.5% of total compensation, with the highest individual perquisite value representing approximately 5% of total compensation. While the Human Resources Committee will continue to assess the competitiveness of executive perquisites, it believes the current limited use of this element of total compensation is appropriate.

Other Compensation and Benefit Plans.    Qualified benefit plans comprise additional elements of total compensation for our Named Executive Officers. Each Named Executive Officer is eligible, as are all our corporate employees, to participate in the Dynegy Inc. 401(k) Savings Plan, which provides for a dollar-for-dollar match of up to 5% of contributed (on a pre-tax or Roth basis) salary payable in the form of Class A common stock (with such elective contributions capped at $15,500 for 2008). Each Named Executive Officer is also eligible for a qualified pension benefit under the Dynegy Inc. Retirement Plan, or the Retirement Plan. This pension benefit, in the form of the Portable Retirement Benefit, or PRB, provides a defined benefit that grows each year at a variable rate (30-year Treasury rate). This benefit, introduced in 2001, provides an annual contribution of 6% of the Named Executive Officer’s salary (with such salary capped at $230,000 for plan purposes for 2008). Dynegy’s contributions to the 401(k) Plan vested at a rate of 25% per year for 2008 and contributions to the PRB vest at a rate of 33.33% per year as of January 1, 2008. Effective as of January 1, 2009, vesting of Dynegy’s contributions to the 401(k) Plan was accelerated to a rate of 50% per year generally for all employees. All of our Named Executive Officers were fully vested in all of Dynegy’s past and future contributions prior to this change based on their years of service.

During its review of survey and proxy data, Towers Perrin also assessed the prevalence of perquisites and supplemental benefits in the broad labor market and among our peers. Towers Perrin noted that a majority of our general industry comparator companies provide supplemental executive retirement benefits in the form of a restoration plan. After careful review and consideration, the Human Resources Committee approved adoption of benefit restoration plans to restore the benefits lost by certain of our employees as a result of statutory limitations that apply to our qualified plans. Two restoration plans were adopted in 2008, the Dynegy Inc. Restoration 401(k) Savings Plan, or the Restoration 401(k) Plan, and the Dynegy Inc. Restoration Pension Plan, or the Restoration Pension Plan. The key elements of the restoration plans include:

•	Under both plans, all employees who are eligible employees under the applicable qualified plans and earn in excess of a certain qualified plan limit may participate (for 2008, the limit was $230,000);

•

Additionally, under the Restoration Pension Plan, employees who are eligible employees under the applicable qualified pension plans and earn in excess of another qualified plan limit may participate (for 2008, the limit was generally the lesser of $185,000 or 100% of a participant’s average compensation for his or her highest three years);

•	Definition of plan pay under the restoration plans mirrors our existing qualified plans (base pay); and

•	Benefits will be paid in the form of a lump sum, with service under the plans taken into account for employment on and after January 1, 2008.

Additionally, the Human Resources Committee approved enhancements to the life insurance and disability benefits provided to all executives, including the Named Executive Officers. These enhancements provide for an increase in the Company-paid supplemental life insurance benefit from an amount equal to base salary to an amount equal to two times base salary for each executive and also provide a lump sum payment in an amount equal to annual base salary for executives that qualify for long-term disability under our existing long-term benefit plans. These enhancements (effective January 1, 2008) were considered and approved by the Human Resources Committee as a way of providing increased long-term supplemental benefits and income security in the event of death or disability to our most senior leaders across the organization, thereby furthering our ability to attract and retain key senior leadership.

We also have a legacy non-qualified executive deferred compensation plan, or Deferred Compensation Plan. The Deferred Compensation Plan was suspended in 2003 and no contributions have been made under the Deferred Compensation Plan since that time. Mr. Lednicky is the only Named Executive Officer with a balance in this suspended program.

Change in Control Arrangements.    We have entered into arrangements and maintain plans that require us to provide specified payments and benefits to the Named Executive Officers in connection with a change in control. These plans and payments are described below under “Executive Compensation—Potential Payments upon Termination or Change in Control.” In particular, our Executive Change in Control Severance Pay Plan, or Change in Control Plan, provides for the vesting of outstanding equity-based awards and the payment of certain severance benefits to our executives in connection with a “change in control,” as defined in the Change in Control Plan. The Change in Control Plan, approved by the Human Resources Committee in 2008 after consultation with its independent compensation consultant, was adopted to enable us to attract and retain critical talent in a marketplace with a potential for industry consolidation and significant shortfalls in the executive talent pool.

Our Change in Control Plan, as adopted on April 3, 2008, defines “change in control” to include:

•

a merger, consolidation or the sale of assets or equity interests that results in (1) the equity securities holders immediately prior to such event no longer being entitled to 51% or more of the votes eligible to be cast in the election of directors in the resulting entity, or (2) the Board members immediately prior to such event no longer constituting at least a majority of the Board of the resulting entity;

•	a dissolution or liquidation of Dynegy;

•

any person or group gains ownership or control of 50% or more of the combined voting power of the outstanding securities of (1) Dynegy, if we have not engaged in a merger or consolidation, or (2) the resulting entity, if we have engaged in a merger or consolidation;

•	a contested election of directors which results in members of the Board immediately before such election ceasing to constitute a majority of the Board; or

•	the adoption by the Board or the Human Resources Committee of a resolution declaring that a change in control has occurred.

The most important features of the Change in Control Plan are as follows:

Participants:	All employees at the Managing Director level and above, including the Named Executive Officers

Triggers:

First Trigger—a change in control event

Second Trigger—if, in connection with a change in control event, a participant is involuntarily terminated or terminates for “good reason,” generally as a result of a change in terms of service, defined as: 1) a material reduction in duties; 2) a material reduction in total compensation; or 3) a relocation of 50 or more miles

Protection Period:	60 days before and two years following the change in control event

Severance Multiple:	CEO EVP SVP VP MD

= 2.99 x (base salary + short-term incentive award at target)

= 2.5 x (base salary + short-term incentive award at target)

= 2.0 x (base salary + short-term incentive award at target)

= 1.5 x (base salary + short-term incentive award at target)

= 1.0 x (base salary + short-term incentive award at target)

Short-Term Incentive:	Pro-rata short-term incentive award payable at target

Equity Vesting:	Determined based on the long-term incentive award agreements (generally upon a change in control event)

Benefit Continuation of Certain Health and Welfare Benefits:	CEO EVP SVP VP MD	= 36 months = 30 months = 24 months = 18 months = 12 months

The Human Resources Committee believes that given the likelihood of further power industry consolidation, the continued provision of change in control benefits of this type will be necessary to enable us to attract and retain highly qualified executive talent.

Analysis

Determination of Named Executive Officer Compensation.    The Board has delegated to the Human Resources Committee, through its committee charter, the following responsibilities with respect to Named Executive Officer compensation:

•

Review and approve our goals and objectives relevant to compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on this evaluation; and

•	Review and approve the compensation for our other Named Executive Officers.

The Board’s independent directors determine the Chief Executive Officer’s annual compensation after the annual evaluation of the Chief Executive Officer’s performance and consideration of recommendations from the Human Resources Committee.

The Chief Executive Officer, with the assistance of our Human Resources department, presents a number of compensation alternatives for the Named Executive Officers that report to him consistent with his views of their overall contributions during the performance year. These alternatives are reviewed and considered by the Human Resources Committee, with input from its independent compensation consultant, when approving the compensation for our non-Chief Executive Officer Named Executive Officers.

Named Executive Officer Compensation.    For the 2008 performance year, the following financial and operational goals and objectives for short-term incentive awards were recommended by management and approved by the Board at the beginning of the year. These goals and objectives, as supplemented by more detailed supporting goals and objectives established by our Named Executive Officers for each of their functions, provided a framework for the Human Resources Committee to assess our 2008 performance and to determine the Named Executive Officers’ compensation. The financial performance objectives were to account for 75% of the potential short-term incentive opportunity, with EBITDAM being the most important of these measures. The Strategy, Tools and People operational objectives, as described below, were to account for 25% of the potential short-term incentive opportunity, with 50% of this funding based on the more detailed supporting functional objectives for each Named Executive Officer. Additionally, the financial performance goals were based on various assumptions, including assumptions with respect to commodity prices, with the understanding that our actual financial performance would be assessed based on actual commodity prices and factors considered relevant by the Human Resources Committee at the time the short-term incentive award was to be approved. The Human Resources Committee believes that collectively, the financial and operational goals and objectives that were established for the 2008 performance year were set at a level consistent with 60th percentile or better performance and were appropriately challenging with respect to advancing our business strategy and the interests of our stockholders and to assess performance of the Named Executive Officers and their functions.

Financial Performance Objectives

Financial Metrics	• EBITDAM target of $1.1 billion • OCF target of $635 million • FCF target of $300 million • G&A target of $175 million

Operational Performance Objectives(1)

Strategy: Operate

•        Achieve safety, environmental and operational target metrics

•        Maintain compliance with FERC, NERC and other reliability and regulatory compliance regimes

•        Develop and advocate for Dynegy positions on key regulatory and policy issues

•        Identify and implement strategies to improve operational flexibility and market dispatch at existing facilities

Strategy: Build

•        Keep Plum Point and Sandy Creek on-time and on-budget

•        Manage all DLS JV activities within budget

•        Advance at least one development project to construction financing

•        Monetize value from at least one development project (sale of an interest and/or refinancing with proceeds to Dynegy)

Strategy: Transact	• Pursue opportunities to gain scale and scope in key regions and to create long-term stockholder value • Pursue highest and best use of capital • Achieve at least $200mm in opportunistic asset sales

Tools

•        Implement new trading book structure and related controls, metrics and policies

•        Complete major system implementations on-time and on-budget

•        Implement an updated Records and Information Management policy and related systems and structures

People

•        Establish developmental plans for all managing directors and above

•        Continue to maintain a voluntary turnover rate at or below 6% while reducing voluntary turnover of employees rated as Outstanding or Excellent Contributors

•        Implement training and rotation programs in key areas across Dynegy

(1)	Given the continued uncertainty regarding the ultimate resolution of the national climate change debate and the impact of any such resolution on our business, specific climate change objectives were not included among the operational performance objectives.

2008 Performance Assessment.    The Human Resources Committee assessed management’s performance for 2008 based on the degree to which the foregoing goals and objectives were attained and the performance-related factors that it considered relevant. In assessing financial performance for 2008, the Human Resources Committee considered: EBITDAM, OCF, FCF and G&A, as reported in Dynegy’s year-end financial results; the effect of several unusual events and impairments that could not have been anticipated and were not contemplated when the 2008 EBITDAM, OCF, FCF and G&A targets were established; the impact of commodity prices and Dynegy’s commercial strategy, going into 2008, of maintaining commodity price exposure for a certain portion of its generation capacity; and finally, the current economic environment and what it believed to be the appropriate level of incentive payment in that environment.

In addition to 2008 financial performance, the Human Resources Committee considered management’s attainment of the operational goals and objectives described above for purposes of assessing corporate performance and the performance of the Named Executive Officers individually. Among other things, the Human Resources Committee considered the following:

•	Exceeded operational safety targets, resulting in the second best year ever for overall safety performance;

•	Coal-powered fleet achieved in market availability of over 90%;

•	Construction efforts at Plum Point and Sandy Creek development projects continue to be on-schedule and on-budget;

•	Completed opportunistic asset sales and exceeded goal of at least $200 million in asset sale proceeds;

•	Completed major system implementations on-time and on-budget; and

•	Attained key employee retention and people development goals across the organization.

In considering performance on the financial objectives, the Human Resources Committee concluded, after reflecting actual commodity prices and other relevant items as described above, performance relative to EBITDAM fell short (approximately 20%) of the targeted goal. The Human Resources Committee considered EBITDAM performance more heavily than the other financial metrics, so overall financial performance for 2008 was assessed at below target but above the threshold level. In terms of operational performance, the Human Resources Committee considered several key accomplishments, including those discussed above, and concluded that the Named Executive Officers attained target operational performance during 2008. The Human Resources Committee’s review of the financial and non-financial performance for 2008 resulted in a short-term incentive funding of 55% of the target opportunity range for all Named Executive Officers.

Base Salary Determinations.    In reviewing the level of base salary for each Named Executive Officer the following factors were considered: their individual contributions during the 2008 performance year; the overall nature and responsibility of each position; relative comparability to the median base salary paid to those in similar roles within the comparator group; and the appropriate level of base adjustments considering the current economic climate. The Human Resources Committee continues to believe that when determining the base salary for each Named Executive Officer, performance, market data from our general industry survey and time in the position should be considered. However, given the current financial market environment and that 2008 performance was below target opportunity levels, it was determined that no adjustments be made to base salary during the annual compensation review at the beginning of 2009 for any of the Named Executive Officers. The chart below illustrates the base salaries for each Named Executive Officer.

Named Executive Officer	December 31, 2008 Base Salary	Current Base Salary
Bruce A. Williamson	$1,000,000	$1,000,000
Holli Nichols	$500,000	$500,000
J. Kevin Blodgett	$425,000	$425,000
Lynn A. Lednicky	$425,000	$425,000
Charles C. Cook	$400,000	$400,000
Jason Hochberg	$500,000	$—

Short-Term Incentive Determinations.    In determining short-term incentive awards for 2008, our performance and the contributions of each Named Executive Officer during the 2008 performance year were considered. In its review of Mr. Williamson’s performance during 2008, the Human Resources Committee considered Mr. Williamson’s leadership role relative to our 2008 financial and operational performance. The Human Resources Committee further considered other aspects of Mr. Williamson’s performance, including his continued leadership of the organization, his effective communications with our investor base and his continued demonstration of integrity, accountability and the other key leadership qualities and behavioral attributes that our executive compensation program is designed to foster and reward. Similarly, the Human Resources Committee reviewed the performance of Ms. Nichols and Messrs. Blodgett, Lednicky, Cook and Hochberg during the 2008 performance year and their specific contributions in leading their respective functions. After considering these various factors, as well as the below target financial performance and target operational performance achieved by the organization during 2008 as further described above, the Human Resources Committee determined and approved annual short-term incentive awards at 55% of target opportunity for each of the Named Executive Officers reporting to Mr. Williamson. Additionally, the Human Resources Committee recommended, and the independent directors subsequently approved, an annual short-term incentive award at 55% of target opportunity for Mr. Williamson. The chart below illustrates the short-term incentive award for each Named Executive Officer and the amount earned as a percent of his or her 2008 base earnings.

Named Executive Officer	Short-Term Incentive Target (as a percent of salary earned)	Award Earned as a Percent of 2008 Salary Earned	Award Amount
Bruce A. Williamson	100%	55%	$550,000
Holli C. Nichols	100%	55%	$271,975
J. Kevin Blodgett	100%	55%	$232,470
Lynn A. Lednicky	100%	55%	$231,423
Charles C. Cook	100%	55%	$182,346
Jason Hochberg	100%	55%	$265,481

Long-Term Incentive Determinations.    As a means of maintaining continued alignment of the Named Executive Officers’ long-term incentives with the interests of investors, the Human Resources Committee, with input from Towers Perrin, considered various alternatives for granting long-term incentive awards for the 2008 performance year. The Human Resources Committee’s objective was to motivate management to achieve long-term specified strategic goals and superior stock price performance, and to ensure an appropriate level of equity–based incentives to aid in the retention of our Named Executive Officers. Additionally, the Human Resources Committee sought to identify ways to address executive retention given the relatively low level of equity incentives existing prior to the 2009 awards and chose award levels above the target award levels as a means of increasing retention incentives. For 2009, the Human Resources Committee increased the percentage of each Named Executive Officer’s long-term incentive award granted in performance units from 40% to 50% and replaced restricted stock awards with cash-settled phantom stock units. The chart below illustrates the long-term incentive award for each Named Executive Officer.

Named Executive Officer	2009 Equity Award Value	Stock Options (20%)	Phantom Stock Units (30%)	Performance Units (50%)
Bruce A. Williamson	$6,000,000	1,818,182	1,592,921	30,000
Holli C. Nichols	$1,500,000	454,546	398,231	7,500
J. Kevin Blodgett	$1,115,625	338,069	296,184	5,579
Lynn A. Lednicky	$1,115,625	338,069	296,184	5,579
Charles C. Cook	$1,050,000	318,182	278,762	5,350
Jason Hochberg	$—	—	—	—

The stock options were granted to the Named Executive Officers on March 4, 2009 at a meeting of the Human Resources Committee. The stock options were granted based on a Black-Scholes calculation of $0.66, vest equally in three annual installments and have an exercise price equal to $1.13, the closing market price of our Class A common stock on the grant date.

The Named Executive Officers were also granted phantom stock unit awards on March 4, 2009. The number of units of phantom stock awarded to each Named Executive Officer is based on the fair market value of our common stock as of March 4, 2009, $1.13, and the award value will be paid in cash upon vesting based on the value of our common stock on the vesting date. The phantom stock unit awards will vest in full on the three-year anniversary of the grant date barring an earlier triggering event.

Additionally, the performance units were granted to the Named Executive Officers on March 4, 2009. The performance units are intended to further motivate the Named Executive Officers to create long-term value for our stockholders as reflected in the trading price of Dynegy’s Class A common stock and financial performance over a three-year period. For 2009, the Human Resources Committee determined that the performance unit awards would be based on the following metrics:

•	2/3 of the award to be based on our stock price three years after the grant date; and

•	1/3 of the award to be based on cumulative Adjusted EBITDA over a three-year performance period.

The Human Resources Committee believes that performance unit awards provide a simple, transparent and meaningful measure of our performance relative to our long-term goal of creating value for stockholders. The material terms of the performance units are summarized below:

•	Denominated in $100 units, which are payable in the form of cash or stock, at the Human Resources Committee’s discretion;

•	Payment (if any) to be made in March 2012 based on our stock price three years after the grant date;

•	Ending share price will be the average closing price of our Class A common stock during February 2012;

•	Awards are payable at threshold, target and maximum levels as illustrated in the tables below;

•	The threshold, target and maximum share price performance goals represent, in the judgment of the Human Resources Committee, appropriate performance goals for share price growth;

•

The threshold, target and maximum Adjusted EBITDA performance goals represent, in the judgment of the Human Resources Committee, appropriate cumulative Adjusted EBITDA performance goals for the three-year performance period; and

•	In the event a “change in control” occurs during the performance period, a minimum payout of 100% of the target award payable under such performance award agreement.

	Threshold	Target	Maximum
Performance Goal—Achieved Share Price	$2.50	$4.00	$6.00
Award Level (2/3 of each $100 performance unit)(1)	0%	100%	200%

(1)	Resulting payment levels between Achieved Share Prices will be interpolated.

	Threshold	Target	Maximum
Performance Goal—Adjusted EBITDA	$2.4 billion	$2.7 billion	$3.3 billion
Award Level (1/3 of each $100 performance unit)(1)	0%	100%	200%

(1)	Resulting payment levels between Adjusted EBITDA levels will be interpolated.

Tax Implications

In making its compensation decisions, the Human Resources Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) generally affects our federal income tax deduction for compensation paid to any one of our Chief Executive Officer or three other highest paid executive officers if such amounts exceed $1 million. To the extent such compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. Our short-term and long-term incentive plans generally were structured to permit the issuance of performance-based compensation awards under Section 162(m). In any given year, the Human Resources Committee may consider it appropriate to award compensation to our Chief Executive Officer or any other Named Executive Officer that may not meet the standards of deductibility under Section 162(m). Any such decision would include consideration of various factors deemed relevant by the Human Resources Committee, including market competitiveness, consistency with our Compensation Guiding Principles and our current and future tax position. For 2009, it is likely that our Chief Executive Officer’s short-term incentive compensation will not be deductible pursuant to Section 162(m). A Revenue Ruling issued in February 2008 by the Internal Revenue Service holds that, for performance periods after January 1, 2009, compensation is not performance-based under Section 162(m) if it is payable upon an executive’s voluntary or involuntary termination without regard to the attainment of performance goals. We are reviewing the impact of this ruling on the tax treatment of our incentive compensation and will consider action as appropriate.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Our executive compensation program is administered and reviewed by the Human Resources Committee, which currently consists of Messrs. Biegler (Chairman), Clark, Mazanec and Trubeck, all of whom are independent directors pursuant to the NYSE Listed Company Standards. The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Human Resources Committee of the Board:

David W. Biegler, Chairman

Thomas D. Clark

George L. Mazanec

William L. Trubeck

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The Human Resources Committee has neither interlocks nor insider participation.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2006, 2007 and 2008

The following table sets forth certain information regarding the compensation earned by or awarded to our Named Executive Officers for 2006, 2007 and 2008:

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(5)		Option Awards(5)		Non-Equity Incentive Plan Comp.(6)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings(7)	All Other Comp.(9)	Total
Bruce A. Williamson	2006	$1,000,000	$—		$1,521,032		$1,860,655		$1,000,000	$17,299	$31,573	$5,430,559
Chairman, President and Chief Executive Officer	2007	$1,000,000	$—		$2,635,231		$3,140,013	(8)	$900,000	$14,743	$67,817	$7,757,804
	2008	$1,000,000	$—		$2,241,223		$1,961,367		$550,000	$50,195	$141,573	$5,944,358

Holli C. Nichols	2006	$290,000	$—		$95,067		$187,039		$290,000	$18,440	$26,954	$907,500
Executive Vice President and Chief Financial Officer	2007	$354,615	$—		$400,164		$487,742		$351,500	$13,612	$66,552	$1,674,185
	2008	$494,500	$—		$510,246		$454,164		$271,975	$19,686	$153,074	$1,903,645

J. Kevin Blodgett	2006	$290,000	$—		$92,292		$190,506		$290,000	$17,633	$26,901	$907,332
General Counsel and Executive Vice President—Administration	2007	$354,615	$—		$367,846		$444,903		$333,000	$13,214	$28,128	$1,541,706
	2008	$422,673	$—		$419,232		$366,501		$232,470	$16,071	$93,066	$1,550,013

Lynn A. Lednicky(2)	2006	$290,000	$—		$95,436		$192,609		$290,000	$43,769	$27,221	$939,035
Executive Vice President—Asset Management, Government &	2007	$—	$—		$—		$—		$—	$—	$—	$—
	2008	$420,769	$—		$399,208		$352,029		$231,423	$—	$91,396	$1,494,825
Regulatory Affairs

Charles C. Cook	2006	$—	$—		$—		$—		$—	$—	$—	$—
Executive Vice President—Commercial & Market Analytics	2007	$—	$—		$—		$—		$—	$—	$—	$—
	2008	$331,538	$—		$298,060		$120,887		$182,346	$17,236	$72,848	$1,022,915

Jason Hochberg(3)	2006	$—	$—		$—		$—		$—	$—	$—	$—
Executive Vice President—Commercial and Market Analytics	2007	$355,769	$400,000	(4)	$282,606		$365,663		$450,000	$10,316	$111,840	$1,976,194
	2008	$493,510	$—		$671,703	(3)	$449,406		$265,481	$20,554	$82,747	$1,983,401

(1)	Amounts include salary earned for a full 12 months with the exception of Mr. Hochberg, who resigned effective December 2, 2008. Mr. Hochberg’s salary includes salary earned from January 1, 2008 through December 1, 2008.
(2)	Mr. Lednicky was not included as a Named Executive Officer for the year 2007.
(3)	Mr. Hochberg resigned effective December 2, 2008. Mr. Hochberg’s restricted stock award in the amount of 23,396 shares awarded on March 6, 2008 vested upon his resignation on December 2, 2008.
(4)	The bonus amount reflected for Mr. Hochberg in 2007 represents a sign-on bonus paid upon his hire date of April 2, 2007.
(5)	The amounts shown under “Stock Awards” and “Option Awards” for 2006, 2007 and 2008 reflect the dollar amount recognized for financial statement reporting purposes for restricted stock awards and performance unit awards, in the case of “Stock Awards,” and option awards, in the case of “Option Awards,” calculated in accordance with FAS No. 123R. Please read the discussion of the assumptions used in such valuation in the Notes to Consolidated Financial Statements in our 2006, 2007 and 2008 Forms 10-K. In general, FAS 123R requires the amounts for all equity-based awards to employees to be recognized in the income statement based on their fair values. The compensation costs associated with our equity-based awards are generally recognized in the income statement over the vesting period based on the grant date fair value of the award. Amounts for performance unit awards are accrued based on the expected payout of the awards and are re-evaluated at the end of each reporting period. Because these awards are expected to be settled in cash or stock, they will be expensed over the vesting period, with the corresponding liability recognized on the balance sheet. In connection with the closing of the LS Power Merger on April 2, 2007 (see “Transactions with Related Persons, Promoters and Certain Control Persons—The LS Power Merger” below), all of the Named Executive Officers’ option awards granted prior to April 2, 2007 vested, and the restrictions lapsed on all of the restricted stock awards granted prior to April 2, 2007. In addition, each Named Executive Officer received a cash payment for performance unit awards granted prior to April 2, 2007 based on the assumption that the performance goals contained in the performance unit award agreements had been achieved at the target level as required by the terms of such agreements. However, only the amount that was recognized under FAS 123R as an incremental expense to the company for the year(s) reported is included in the Summary Compensation Table. The table does not include information regarding equity-based awards related to 2008 performance that were granted to the Named Executive Officers in March 2009. For a discussion of these equity-based awards, please read “Compensation Discussion and Analysis—Named Executive Officer Compensation” above.
(6)	The amounts shown under “Non-Equity Incentive Plan Compensation” for 2006, 2007 and 2008 reflect cash bonuses awarded under the Dynegy Inc. Incentive Compensation Plan. The 2006 bonuses were earned in 2006 and paid in March 2007, the 2007 bonuses were earned in 2007 and paid in March 2008 and the 2008 bonuses were earned in 2008 and paid in March 2009.

(7)	The aggregate net amount for 2008 for Mr. Lednicky is $(36,706), which is comprised of the following: a change in pension value of $21,061 under the Retirement Plan and the Restoration Pension Plan and a change in Nonqualified Deferred Compensation Earnings of $(57,767) under the Deferred Compensation Plan. The amount shown for 2006 for Mr. Lednicky includes a change in pension value of $18,895 under the Retirement Plan and a change in Nonqualified Deferred Compensation Earnings of $24,874 under the Deferred Compensation Plan. The amounts shown for each other Named Executive Officer reflect only changes in pension value under the Retirement Plan for 2006 and 2007 and Retirement Plan and Restoration Pension Plan for 2008. Mr. Lednicky is the only Named Executive Officer who participates in the Deferred Compensation Plan.
(8)	On March 16, 2006, our Board approved an exchange transaction with Mr. Williamson to address uncertainties created by proposed regulations issued in late 2005 pursuant to Section 409A of the Internal Revenue Code. Under the terms of the transaction, we cancelled all stock options held by Mr. Williamson as of March 16, 2006. As consideration for the cancellation of these stock options, on March 16, 2006, we granted Mr. Williamson 967,707 stock options under our 2002 Long Term Incentive Plan at an exercise price of $4.88, which equaled the closing price per share of our Class A common stock on March 16, 2006. The amount of $442,562 is the amount recognized under FAS 123(R) as the incremental expense associated with this option grant to the company for 2007. We also agreed to pay Mr. Williamson $5,565,187 in cash based on the in-the-money value of Mr. Williamson’s vested stock options as of March 16, 2006. This cash payment, which included interest accrued annually at 7.5%, was made on January 15, 2007. The terms of the transaction are set forth in the Agreement Concerning Employment Agreement and Stock Options dated as of March 16, 2006 between Dynegy and Mr. Williamson.
(9)	The amounts shown as “All Other Compensation” for 2006, 2007 and 2008 are included in the following table:

Name	Year	Perquisites and Other Personal Benefits($)(1)	Tax Reimburse- ments($)(2)	401(k) Plan Contributions	Restoration 401(k) Savings Plan Contributions(3)	Portable Retirement Plan Contributions	Restoration Pension Plan Contributions(4)	Life Insurance Premiums	Total
Bruce A. Williamson	2006	$—	$—	$11,000	$—	$13,200	$—	$7,373	$31,573
	2007	$23,154	$12,540	$11,250	$—	$13,500	$—	$7,373	$67,817
	2008	$15,260	$5,982	$11,500	$40,810	$13,800	$46,200	$8,021	$141,573
Holli C. Nichols	2006	$—	$—	$11,000	$—	$13,200	$—	$2,754	$26,954
	2007	$28,261	$10,163	$11,250	$—	$13,500	$—	$3,378	$66,552
	2008	$90,316	$1,546	$11,500	$14,019	$13,800	$15,870	$6,023	$153,074
J. Kevin Blodgett	2006	$—	$—	$11,000	$—	$13,200	$—	$2,701	$26,901
	2007	$—	$—	$11,250	$—	$13,500	$—	$3,378	$28,128
	2008	$29,780	$10,977	$11,500	$10,212	$13,800	$11,560	$5,237	$93,066
Lynn A. Lednicky(5)	2006	$—	$—	$11,000	$—	$13,200	$—	$3,021	$27,221
	2007	$—	$—	$—	$—	$—	$—	$—	$—
	2008	$29,171	$10,884	$11,500	$10,111	$13,800	$11,446	$4,484	$91,396
C Charles C. Cook	2006	$—	$—	$—	$—	$—	$—	$—	$—
	2007	$—	$—	$—	$—	$—	$—	$—	$—
	2008	$23,466	$8,655	$11,500	$5,382	$13,800	$6,092	$3,953	$72,848
Jason Hochberg	2006	$—	$—	$—	$—	$—	$—	$—	$—
	2007	$74,821	$16,023	$3,962	$—	$13,500	$—	$3,534	$111,840
	2008	$13,421	$8,266	$11,500	$13,986	$13,800	$15,811	$5,963	$82,747

(1)	Amounts shown under “Perquisites and Other Personal Benefits” for 2008 include for: Mr. Williamson, enhancements to home security system and certain travel-related and telecommunication expenses; Ms. Nichols, enhancements to home security system, travel-related and telecommunication expenses and expenses related to an executive MBA program in the amount of $86,850, which were directly paid to the MBA program by Dynegy; Mr. Blodgett, enhancements to home security system in the amount of $29,405 and travel-related expenses; Mr. Lednicky, enhancements to home security system in the amount of $29,171; Mr. Cook, enhancements to home security system; and Mr. Hochberg, enhancements to home security system. For 2007, benefits include for: Mr. Williamson, enhancements to home security system and personal use of the company aircraft; Ms. Nichols, enhancements to home security system in the amount $28,261; and Mr. Hochberg, relocation expenses in the amount of $74,821.
(2)	Amounts shown under “Tax Reimbursements” represent tax gross-ups for the Named Executive Officers for their Perquisites and Other Personal Benefits.
(3)	The Restoration 401(k) Plan was effective June 1, 2008.
(4)	The Restoration Pension Plan was effective June 1, 2008.
(5)	Mr. Lednicky was not included as a Named Executive Officer for the year 2007.

Grants of Plan-Based Awards in 2008

The following table sets forth certain information with respect to each grant of an award made to the Named Executive Officers in 2008 under the Dynegy Inc. 2000 Long-Term Incentive Plan (unless otherwise indicated):

	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (3)	All Other Option Awards Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Bruce A. Williamson	3/6/08	$—	$1,000,000	$—	0	16,000	32,000	106,952	440,772	$7.48	$2,400,000
Holli C. Nichols	3/6/08	$—	$494,500	$—	0	4,000	8,000	26,738	110,193	$7.48	$600,000
J. Kevin Blodgett	3/6/08	$—	$422,673	$—	0	2,975	5,950	19,887	81,956	$7.48	$446,255
Lynn A. Lednicky	3/6/08	$—	$420,769	$—	0	2,975	5,950	19,887	81,956	$7.48	$446,255
Charles C. Cook	3/6/08	$—	$331,538	$—	0	2,275	4,550	28,577	62,673	$7.48	$441,259
Jason Hochberg	3/6/08	$—	$493,510	$—	0	3,500	7,000	23,396	96,419	$7.48	$525,000

(1)	The amounts shown represent the awards that could be earned by the Named Executive Officers under the Dynegy Inc. Incentive Compensation Plan for 2008. The Incentive Compensation Plan for 2008 provided for a target payout and did not include threshold or maximum amounts payable. Target was set at 100% of salary earned. The actual payouts under the Incentive Compensation Plan were determined in March 2009 and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)	In March 2008, performance units were granted under the 2000 Long-Term Incentive Plan. The performance units are denominated in $100 units and are payable in cash or Class A common stock at the discretion of the Human Resources Committee at the end of a three-year performance period based on the achievement of certain performance goals.
(3)	The amounts shown under “All Other Stock Awards” reflect restricted stock awards granted to the Named Executive Officers in 2008. Restricted stock awards vest three years from date of grant.
(4)	The amounts shown under “All Other Option Awards” reflect the number of shares of Class A common stock underlying stock option awards granted to the Named Executive Officers in 2008. Stock options have a three-year ratable vesting schedule, with 1/3 of each award vesting each year.
(5)	The amounts shown under “Grant Date Fair Value of Stock and Option Awards” reflect the grant date fair value computed in accordance with FAS 123(R). Please read the discussion of the assumptions used in such valuation in Note 21 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth certain information regarding unexercised option awards, unvested stock awards and performance unit awards made to each Named Executive Officer that were outstanding as of December 31, 2008. The table does not include information regarding equity-based awards related to 2008 performance that were granted to the Named Executive Officers in March 2009. For a discussion of these equity-based awards, please read “Compensation Discussion and Analysis—Named Executive Officer Compensation” above. The vesting schedules for each type of award are described in the footnotes to the table, and the vesting date for each award can be determined by referring to the grant date for each award in the table.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Bruce A. Williamson	03/16/06	1,887,248	—	$4.88	03/16/16	—	$—	—	$—
	04/02/07	217,244	434,488	$9.67	04/02/17	165,461	$330,922	—	$—
	04/24/07	—	—	$—	—	—	$—	32,000	$3,200,000
	03/06/08	—	440,772	$7.48	03/06/18	106,952	$213,904	16,000	$1,600,000
Holli C. Nichols	05/22/00	3,690	—	$35.28	05/22/10	—	$—	—	$—
	01/19/01	8,482	—	$47.19	01/19/11	—	$—	—	$—
	09/28/01	16,233	—	$34.65	09/29/11	—	$—	—	$—
	12/20/01	13,008	—	$23.85	12/21/11	—	$—	—	$—
	02/10/04	19,129	—	$4.48	02/10/14	—	$—	—	$—
	01/19/05	26,639	—	$4.30	01/19/15	—	$—	—	$—
	03/16/06	114,943	—	$4.88	03/16/16	—	$—	—	$—
	04/02/07	47,523	95,044	$9.67	04/02/17	36,195	$72,390	—	$—
	04/24/07	—	—	$—	—	—	$—	7,000	$700,000
	03/06/08	—	110,193	$7.48	03/06/18	26,738	$53,476	4,000	$400,000
J. Kevin Blodgett	10/16/00	2,571	—	$50.63	10/16/10	—	$—	—	$—
	01/19/01	3,337	—	$47.19	01/19/11	—	$—	—	$—
	12/20/01	7,077	—	$23.85	12/20/11	—	$—	—	$—
	04/02/07	40,734	81,466	$9.67	04/02/17	31,024	$62,048	—	$—
	04/24/07	—	—	$—	—	—	$—	6,000	$600,000
	03/06/08	—	81,956	$7.48	03/06/18	19,887	$39,774	2,975	$297,500
Lynn A. Lednicky	11/19/99	20,542	—	$16.62	11/19/09	—	$—	—	$—
	09/28/01	13,527	—	$34.65	09/28/11	—	$—	—	$—
	01/19/01	23,582	—	$47.19	01/19/11	—	$—	—	$—
	12/20/01	33,935	—	$23.85	12/20/11	—	$—	—	$—
	02/04/03	30,000	—	$1.77	02/04/13	—	$—	—	$—
	02/10/04	20,941	—	$4.48	02/10/14	—	$—	—	$—
	01/19/05	33,743	—	$4.30	01/19/15	—	$—	—	$—
	03/16/06	114,943	—	$4.88	03/16/16	—	$—	—	$—
	04/02/07	38,018	76,035	$9.67	04/02/17	28,956	$57,912	—	$—
	04/24/07	—	—	$—	—	—	$—	5,600	$560,000
	03/06/08	—	81,956	$7.48	03/06/18	19,887	$39,774	2,975	$297,500
Charles C. Cook	11/19/99	7,747	—	$16.62	11/19/09	—	$—	—	$—
	01/19/01	10,141	—	$47.19	01/19/11	—	$—	—	$—
	09/28/01	8,116	—	$34.65	09/28/11	—	$—	—	$—
	12/20/01	9,065	—	$23.85	12/20/11	—	$—	—	$—
	03/16/06	48,276	—	$4.88	03/16/16	—	$—	—	$—
	04/02/07	12,492	24,983	$9.67	04/02/17	9,514	$19,028	—	$—
	04/24/07	—	—	$—	—	—	$—	1,840	$184,000
	03/06/08	—	62,673	$7.48	03/06/18	28,577	$57,154	2,275	$227,500
Jason Hochberg(6)	04/02/07	54,311	108,622	$9.67	04/02/17	41,366	$82,732	—	$—
	04/24/07	—	—	$—	—	—	$—	8,000	$800,000
	03/06/08	—	96,419	$7.48	03/06/18	—	$—	3,500	$350,000

(1)	Stock options have a three-year ratable vesting schedule, with 1/3 of each award vesting each year.
(2)	Restricted stock awards vest three years from the date of grant.
(3)	The market value of the restricted stock awards is based on the closing market price of our Class A common stock on December 31, 2008 of $2.00.
(4)	Performance unit awards generally are paid, if performance criteria are met, at the end of a three-year performance period, except in special circumstances, including a change in control.
(5)	The market value of the performance units is based on achieving the target level for such awards.
(6)	Mr. Hochberg resigned effective December 2, 2008. Mr. Hochberg’s unvested options awarded in 2007 and 2008 will continue to vest over the applicable vesting period as noted in Footnote 1 above and will expire at the end of the option term. Option awards previously vested have an option expiration term that will expire at the end of the option term. Mr. Hochberg’s restricted stock award in the amount of 23,396 shares awarded on March 6, 2008 vested upon resignation (December 2, 2008), and his 41,366 restricted shares awarded on April 2, 2007 vest in 2010 as noted in Footnote 2. Mr. Hochberg’s 2007 and 2008 performance unit awards will be prorated from the grant dates to his termination date and will be paid on the vesting dates if performance targets are met.

Option Exercises and Stock Vested in 2008

The following table sets forth certain information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruce A. Williamson	—	$—	—	$—
Holli C. Nichols	—	$—	—	$—
J. Kevin Blodgett	—	$—	—	$—
Lynn A. Lednicky	600	$4,794	—	$—
Charles C. Cook	—	$—	—	$—
Jason Hochberg (1)	—	$—	23,396	$51,003

(1)	Mr. Hochberg resigned effective December 2, 2008. Upon resignation 23,396 shares granted on March 6, 2008 vested in accordance with the terms of the applicable award agreement.

Pension Benefits

The following table sets forth certain information with respect to the Retirement Plan and Restoration Pension Plan as they provide for payment at, following, or in connection with retirement for the Named Executive Officers as of December 31, 2008:

Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Bruce A. Williamson	Dynegy Inc. Retirement Plan	6.17	$84,285	—
	Dynegy Inc. Restoration Pension Plan		$37,992	—
Holli C. Nichols	Dynegy Inc. Retirement Plan	8.00	$78,882	—
	Dynegy Inc. Restoration Pension Plan		$11,560	—
J. Kevin Blodgett	Dynegy Inc. Retirement Plan	8.00	$73,089	—
	Dynegy Inc. Restoration Pension Plan		$8,223	—
Lynn A. Lednicky	Dynegy Inc. Retirement Plan	8.00	$95,511	—
	Dynegy Inc. Restoration Pension Plan		$9,505	—
Charles C. Cook	Dynegy Inc. Retirement Plan	8.00	$79,533	—
	Dynegy Inc. Restoration Pension Plan		$7,278	—
Jason Hochberg	Dynegy Inc. Retirement Plan	1.67	$19,721	—
	Dynegy Inc. Restoration Pension Plan		$11,149	—

(1)	Dynegy’s allocations to the Retirement Plan vest at a rate of 33%, 67% and 100% after completion of each year of service over three years. The Restoration Pension Plan was effective June 1, 2008. Dynegy’s allocations to the Restoration Pension Plan vest at the same rate as under the portable retirement benefit component of the Retirement Plan, which is 33%, 67% and 100% after completion of each year of service over three years.
(2)	All of our Named Executive Officers are fully vested in all past and future Dynegy allocations in both the Retirement Plan and Restoration Pension Plan based on their years of credited service. For vesting purposes only, Mr. Hochberg was credited 8.83 years of prior service with LS Power.

Our Named Executive Officers are eligible for qualified pension benefits under the Retirement Plan. The pension benefit is based on the portable retirement benefit portion of the Retirement Plan, which provides a defined benefit that grows each year at a variable rate (30-year Treasury rate). This benefit, which was introduced in 2001, provides an annual contribution of 6% of each employee’s, including Named Executive Officer’s, salary, capped at $230,000 for 2008. The Restoration Pension Plan is an unfunded, nonqualified plan designed to provide an allocation or benefit to certain employees that are highly compensated and whose company pension contributions are limited under certain Internal Revenue Service, or IRS, requirements for qualified plans. Under the Restoration Pension Plan the allocations or benefits are intended to supplement or make-up for what affected employees would have received under the Retirement Plan but for the IRS limitations.

The present values of accumulated benefits payable to each of the Named Executive Officers under the Retirement Plan and Restoration Pension Plan were determined using assumptions consistent with those used in Note 21 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Nonqualified Deferred Compensation

The Deferred Compensation Plan, a legacy nonqualified executive compensation deferral program, was suspended in 2003. Only one of our Named Executive Officers, Mr. Lednicky, has a remaining balance in the Deferred Compensation Plan. No contributions under the Deferred Compensation Plan were made by any of the Named Executive Officers or by Dynegy during fiscal year 2008.

The following table sets forth information with respect to the Deferred Compensation Plan in 2008:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Bruce A. Williamson	$—	$—	$—	$—	$—
Holli C. Nichols	$—	$—	$—	$—	$—
J. Kevin Blodgett	$—	$—	$—	$—	$—
Lynn A. Lednicky	$—	$—	$(57,767)	$—	$141,270
Charles C. Cook	$—	$—	$—	$—	$—
Jason Hochberg	$—	$—	$—	$—	$—

(1)	The amount shown for Mr. Lednicky under “Aggregate Earnings in Last FY” is also included in the amount shown for him in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans, as described below, that require us to provide certain payments and benefits to some or all of our Named Executive Officers as a result of severance eligible events, a change in control, retirement, death, and disability. We generally seek to minimize the number of employment agreements we have with our senior executives. At present, none of our executive officers, including our Named Executive Officers, are party to an employment agreement with us.

Voluntary Resignation and Termination for Cause.    Except as otherwise described under “Severance-Eligible Terminations” and “Change in Control,” our Named Executive Officers are not entitled to payments or benefits in connection with a voluntary resignation or termination for cause, other than payments for amounts due before such termination. Under our company policy applicable to all employees, a Named Executive Officer terminated under such circumstances would be entitled to vacation pay accrued up to the month of termination. A Named Executive Officer would be able to exercise any options vested before the date of termination upon termination for cause and for a 90-day period after the date of termination upon a voluntary resignation, or through the end of the option term, if less. Vested options that were not exercised before the date of termination, in the case of termination for cause, or before the end of the 90-day period, or end of the option term if less, in the case of voluntary resignation, unvested options, restricted stock and performance units would all be forfeited upon termination in accordance with the applicable award agreement.

Severance-Eligible Terminations.    Pursuant to our Amended and Restated Executive Severance Pay Plan, effective January 1, 2008, or our Executive Severance Pay Plan, our executives are entitled to payment of severance benefits if their employment is terminated due to a reduction in work force, a position elimination or an office closing, or an involuntary termination without cause or upon a “good reason” termination. A good reason termination is defined as a voluntary resignation following a material reduction in base salary. Severance benefits under the Executive Severance Pay Plan, which are payable in a lump sum, include:

•

severance pay equal to one month of base pay for each full, completed year of continuous service with us and a pro-rated amount for each partial year of continuous service, subject to the following requirements:

•	for the Chief Executive Officer, 24 months of base pay;

•	for any Executive Vice President, 12 months of base pay;

•	for any Senior Vice President, minimum nine months and a maximum of 12 months of base pay; and

•	for any Vice President or Managing Director, minimum six months and a maximum of 12 months of base pay.

•

continued participation in our group health care plan that provides medical and dental coverage for a period of time equal to the number of months of base pay such executive receives under the Executive Severance Pay Plan, provided the executive continues to pay premiums at active employee rates, with such coverage ending immediately upon the executive obtaining new employment and eligibility for similar coverage; and

•

outplacement assistance benefits, as determined by the plan administrator, for a period of time equal to the minimum number of months of base pay such executive is entitled to receive under the Executive Severance Pay Plan, with such benefits paid directly to the outplacement assistance provider and not to the executive in a lump sum.

The foregoing benefits may be subject to the following material conditions or obligations:

•	honor a confidentiality and nondisparagement agreement; and

•	execute and honor a release and waiver of liability agreement with respect to his or her employment and termination.

Change in Control.    Under the Change in Control Plan, any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to our executives will vest based upon the applicable long-term incentive award agreement.

In addition, each of our executives is entitled to severance benefits if, no earlier than 60 days before or within two years after a “change in control,” such executive is subject to an “involuntary termination,” as defined in the Change in Control Plan. In general, an executive experiences an “involuntary termination” if such executive:

•	is terminated without cause; or

•

terminates for “good reason,” generally meaning he or she suffers a material reduction in authority or duties, a material reduction in total compensation or relocation to a location 50 miles or more from the previous principal employment location.

Severance benefits under the Change in Control Plan include:

•	a lump sum cash payment equal to:

•

for the Chief Executive Officer, 2.99 times such executive’s “annual compensation,” which is defined in the agreement as the sum of any covered executive’s (1) annual base salary and (2) target cash bonus under our short-term incentive plans, for the period in which employment is terminated;

•	for any Executive Vice President, 2.50 times such executive’s annual compensation;

•	for any Senior Vice President, 2.00 times such executive’s annual compensation;

•	for any Vice President, 1.50 times such executive’s annual compensation;

•	for any Managing Director, 1.00 times such executive’s annual compensation;

•

a lump sum cash payment equal to the aggregate target annual incentive compensation under any applicable short-term incentive compensation plan for the fiscal year during which such involuntary termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), pro-rated to the date of such executive’s termination;

•

all medical, dental, vision and life insurance benefits maintained for such executive as of the termination date, contingent upon continued payment of premiums by such executive at active employee rates for a period equal to (1) 36 months from termination for the Chief Executive Officer, (2) 30 months from termination for any Executive Vice President, (3) 24 months for any Senior Vice President, (4) 18 months for any Vice President, and (5) 12 months for any Managing Director; and

•	outplacement assistance benefits at least equivalent to those that would have been provided to the Named Executive Officer before the “change in control.”

The foregoing benefits may be subject to the following material conditions or obligations:

•	honor a confidentiality and nondisparagement agreement;

•	honor a non-solicitation agreement for a period of 24 months; and

•	execute and honor a release and waiver of liability agreement with respect to his or her employment and termination.

Excise Tax Reimbursement Policy.    Effective January 1, 2008, our Excise Tax Reimbursement Policy provides that any employees at the level of Managing Director or above who incur excise taxes under Section 4999 of the Code, as a result of a payment or distribution, shall receive an additional payment in an amount equal to the excise tax, interest on the excise tax amount and any penalties related to the excise tax payment imposed upon the employee.

Retirement.    As of December 31, 2008, we have no Named Executive Officers who have reached eligibility age for payments upon retirement.

Disability or Death.    All of our employees may elect to participate in our disability policy, and any participating employee would be entitled to long-term disability benefits under such disability policy if he or she paid the required premiums. All of our Named Executive Officers have elected to participate in our disability policy. Under such policy, effective January 1, 2008, all employees at the level of Vice President or above are entitled to 12 months of the monthly base salary that is in effect on the date that the employee is determined to be disabled. Additionally, employees at the level of Vice President or above are also provided with additional basic life insurance coverage as supplemental life insurance equal to 12 months of monthly base salary.

Effective January 1, 2008, in the event of death, the medical, dental and vision benefits that we maintained for the deceased employee at the level of Vice President or above and his or her family would be maintained for 12 months after the date of death, provided that such employee’s covered dependents continue to pay the required premiums. Such employee’s 401(k) Plan distributions and Retirement Plan benefits would generally be paid to his or her beneficiary. Health benefits in the event of disability vary depending on the type of disability.

In addition, each Named Executive Officer’s equity-based awards would vest upon death or disability in accordance with the applicable long-term award agreement.

Potential Payments and Benefits.    The following tables describe the estimated potential payments we would have been required to make to our Named Executive Officers under the severance and change in control plans, as applicable, upon termination of their employment under various circumstances. The following assumptions and general principles apply with respect to these tables:

•

The amounts shown assume the applicable termination event took place on December 31, 2008, the last business day of the year—accordingly, values associated with long-term incentive awards made in March 2009 are not included;

•	The price per share used to calculate the value of the equity-based payments is the closing price of our Class A common stock on December 31, 2008 of $2.00;

•	The amounts shown as “Base salary” under the “Change in Control” column are the lump sum cash payments described as annual compensation under “—Change in Control”;

•

The amounts shown for “Medical, dental and vision benefits” under the “Severance-eligible terminations” column assume that the applicable Named Executive Officer continued to participate in our group health care for the maximum period of time permitted for such Named Executive Officer under the Executive Severance Pay Plan; and

•

The amounts shown for “Accidental death & dismemberment insurance proceeds” under the “Disability” column is the maximum payment available under the applicable accidental death and disability policy. The actual value could be lower depending on the type of disability. Under the “Death” column is the maximum payment if death occurred from an accident covered under the applicable accidental death and disability policy.

	Voluntary Resignation / For Cause Termination(1)	Severance- Eligible Terminations		Change in Control		Disability		Death
Bruce A. Williamson
Base salary	$—	$2,000,000		$5,980,000		$1,000,000		$—
Short-term incentive bonus	—	—		1,000,000		—		—
Vested/accelerated stock options(2)	—	—		—		—		—
Accelerated restricted stock(3)	—	544,826		544,826		544,826		544,826
Accelerated performance units	—	2,300,741	(4)	—	(5)	4,800,000	(4)	4,800,000	(4)
Incremental non-qualified pension	—	87,010		87,010		—		87,010
Medical, dental and vision benefits	—	27,723		41,584		—		13,861
Life insurance proceeds	—	—		—		—		2,000,000
Accidental death & dismemberment insurance proceeds	—	—		—		2,000,000		2,000,000
Out-placement services	—	25,000		25,000		—		—
280G tax gross-up	—	1,147,128		4,003,477		—		—

Total	$—	$6,132,428		$11,681,897		$8,344,826		$9,445,697

(1)	Mr. Williamson would be able to exercise any options vested before the day of termination.
(2)	As of December 31, 2008, the strike price for all of Mr. Williamson’s vested and unvested options was higher than the value of the stock.

(3)	Under the terms of Mr. Williamson’s Restricted Stock Grant Agreements, the forfeiture restrictions would lapse as to 100% of his unvested restricted shares in the event of a severance eligible termination, change in control, death or disability. In the event Mr. Williamson voluntarily resigns or is terminated for cause, all unvested restricted stock would immediately, with no consideration, be forfeited.
(4)	In the event of a termination in connection with an involuntary termination, retirement, death or disability, performance unit awards would be paid out in accordance with their original schedule and upon satisfaction of the applicable performance criteria; provided, however, in the event of an involuntary termination the payment, if any, would be prorated by multiplying the payment by a fraction, the numerator of which would be the number of calendar days that elapsed between the date of termination and the effective date of the award and the denominator of which would be 1,080. For purposes of the tables, the payout amounts for performance units in connection with such terminations are calculated at the target level, although the actual payout, if any, at the end of the applicable three-year performance period could be at the threshold or maximum depending on the achievement of the performance goals.
(5)	In the event of a termination in connection with a change in control, performance unit awards payout would be determined by using either the agreed price per share received by our stockholders as a result of the change in control transaction, or if there is no agreed price per share then the average closing share price for the twenty (20) consecutive trading days immediately preceding the effective date of the change in control. The latter would be used in determining the indicated payout, but since the average price per share for the twenty (20) days prior to December 31, 2008 was less than the target established for the 2007 and 2008 Performance Awards, there would be no payout.

	Voluntary Resignation / For Cause Termination(1)	Severance- Eligible Terminations		Change in Control		Disability		Death
Holli C. Nichols
Base salary	$—	$500,000		$2,500,000		$500,000		$—
Short-term incentive bonus	—	—		500,000		—		—
Vested/accelerated stock options(2)	—	—		—		—		—
Accelerated restricted stock(3)	—	95,636		125,866		125,866		125,866
Accelerated performance units	—	502,685	(4)	—	(5)	1,100,000	(4)	1,100,000	(4)
Incremental non-qualified pension	—	30,219		30,219		—		30,219
Medical, dental and vision benefits	—	4,102		10,255		—		10,255
Life insurance proceeds	—	—		—		—		1,000,000
Accidental death & dismemberment insurance proceeds	—	—		—		1,000,000		1,000,000
Out-placement services	—	25,000		25,000		—		—
280G tax gross-up	—	208,104		1,626,278		—		—

Total	$—	$1,365,746		$4,817,618		$2,725,866		$3,266,340

J. Kevin Blodgett
Base salary	$—	$425,000		$2,125,000		$425,000		$—
Short-term incentive bonus	—	—		425,000		—		—
Vested/accelerated stock options(2)	—	—		—		—		—
Accelerated restricted stock(3)	—	75,911		101,822		101,822		101,822
Accelerated performance units	—	418,484	(4)	—	(5)	897,500	(4)	897,500	(4)
Incremental non-qualified pension	—	21,912		21,912		—		21,912
Medical, dental and vision benefits	—	13,721		34,302		—		34,302
Life insurance proceeds	—	—		—		—		850,000
Accidental death & dismemberment insurance proceeds	—	—		—		850,000		850,000
Out-placement services	—	25,000		25,000		—		—
280G tax gross-up	—	153,285		1,368,175		—		—

Total	$—	$1,133,313		$4,101,211		$2,274,322		$2,755,536

	Voluntary Resignation / For Cause Termination(1)	Severance- Eligible Terminations		Change in Control		Disability		Death
Lynn A. Lednicky
Base salary	$—	$425,000		$2,125,000		$425,000		—
Short-term incentive bonus	—	—		425,000		—		—
Vested/accelerated stock options(2)	6,900	6,900		6,900		6,900		6,900
Accelerated restricted stock(3)	—	73,502		97,686		97,686		97,686
Accelerated performance units	—	396,003	(4)	—	(5)	857,500	(4)	857,500	(4)
Incremental non-qualified pension(4)	—	21,811		21,811		—		21,811
Medical, dental and vision benefits	—	13,861		34,653		—		13,861
Life insurance proceeds	—	—		—		—		850,000
Accidental death & dismemberment insurance proceeds	—	—		—		850,000		850,000
Out-placement services	—	25,000		25,000		—		—
280G tax gross-up	—	152,838		1,368,175		—		—

Total	$6,900	$1,114,915		$4,104,225		$2,237,086		$2,697,758

Charles C. Cook
Base salary	$—	$400,000		$2,000,000		$400,000		$—
Short-term incentive bonus	—	—		400,000		—		—
Vested/accelerated stock options(2)	—	—		—		—		—
Accelerated restricted stock(3)	—	68,236		76,182		76,182		76,182
Accelerated performance units	—	165,556	(4)	—	(5)	411,500	(4)	411,500	(4)
Incremental non-qualified pension	—	14,832		14,832		—		14,832
Medical, dental and vision benefits	—	12,357		30,894		—		12,357
Life insurance proceeds	—	—		—		—		800,000
Accidental death & dismemberment insurance proceeds	—	—		—		800,000		800,000
Out-placement services	—	25,000		25,000		—		—
280G tax gross-up	—	143,848		1,282,140		—		—

Total	$—	$829,829		$3,829,048		$1,687,682		$2,114,871

(1)	Messrs. Blodgett, Lednicky and Cook and Ms. Nichols would be able to exercise any options vested before the day of termination.
(2)	As of December 31, 2008, the strike price for all the unvested options of Messrs. Blodgett, Lednicky, and Cook and Ms. Nichols was higher than the value of the stock. The value shown for Mr. Lednicky represents vested options with strike prices lower than the closing stock price on December 31, 2008.
(3)	Under the terms of Messrs. Blodgett, Lednicky and Cook and Ms. Nichols 2007 Restricted Stock Grant Agreements, the forfeiture restrictions would lapse as to 100% of their unvested restricted shares in the event of a change in control, disability or death. In the event of a severance eligible termination, a number will be prorated based on the time employed between the grant date and the termination date. For Messrs. Blodgett, Lednicky and Cook and Ms. Nichols 2008 restricted stock awards, the terms of the grant agreements also include 100% lapse of the forfeiture restrictions in the event of a severance eligible termination. In the event of a voluntary resignation or for cause termination, all unvested restricted stock would immediately, with no consideration, be forfeited.
(4)	In the event of a termination in connection with an involuntary termination, retirement, death or disability, performance unit awards would be paid out in accordance with their original schedule and upon satisfaction of the applicable performance criteria; provided, however, in the event of an involuntary termination the payment, if any, would be prorated by multiplying the payment by a fraction, the numerator of which would be the number of calendar days that elapsed between the date of termination and the effective date of the award and the denominator of which would be 1,080. For purposes of the tables, the payout amounts for performance units in connection with such terminations are calculated at the target level, although the actual payout, if any, at the end of the applicable three-year performance period could be at the threshold or maximum depending on the achievement of the performance goals.
(5)	In the event of a termination in connection with a change in control, performance unit awards payout would be determined by using either the agreed price per share received by our stockholders as a result of the change in control transaction, or if there is no agreed price per share then the average closing share price for the twenty (20) consecutive trading days immediately preceding the effective date of the change in control. The latter would be used in determining the indicated payout, but since the average price per share for the twenty (20) days prior to December 31, 2008 was less than the target established for the 2007 and 2008 Performance Awards, there would be no payout.

Mutually Agreed Voluntary Resignation(1)
Jason Hochberg
Base salary	$—
Short-term incentive bonus	265,481
Accelerated stock options (2)	—
Accelerated restricted stock (3)	51,003
Accelerated performance units(4)	—
Incremental non-qualified pension	29,818
Medical, dental and vision benefits	—
Life insurance proceeds	—
Accidental death & dismemberment insurance proceeds	—
Out-placement services	—
280G tax gross-up	—

Total	$346,302

(1)	On December 2, 2008, Mr. Hochberg resigned. Per Mr. Hochberg’s award agreements in the case of a mutually satisfactory resignation, Mr. Hochberg was not entitled to any severance or base salary payments.
(2)	Under Mr. Hochberg’s award agreements, stock option awards will continue to become exercisable and vest and Mr. Hochberg may exercise his options, to the extent not previously exercised, at any time up to and including the end of the option term. As of December 2, 2008, Mr. Hochberg had 205,041 unvested stock options and 54,311 vested stock options. As of December 2, 2008, the strike price for all the unvested and vested options was higher than the value of the stock.
(3)	For the unvested restricted stock awards issued on March 6, 2008, all forfeiture restrictions lapsed upon his resignation date. For purposes of this chart, the stock price of $2.18 as of December 2, 2008 was used to determine the value. For the remaining unvested restricted stock awards issued on April 2, 2007, all forfeiture restrictions shall lapse with respect to all of the restricted shares on the third anniversary of the grant date as if Mr. Hochberg had been continuously employed by Dynegy.
(4)	Currently, Mr. Hochberg has performance units that were awarded on April 24, 2007 and March 6, 2008 that may payout if performance criteria are met on April 24, 2010 and March 6, 2011, respectively. The actual payout would be prorated by multiplying the payment by a fraction, the numerator of which shall be the number of calendar days that elapsed between the date of termination and the date of grant and the denominator of which would be 1,080.

AUDIT AND COMPLIANCE COMMITTEE REPORT

Our Board has established an Audit and Compliance Committee of independent directors, which operates under a written charter adopted by the Board. The charter, which was amended and restated in November 2008, is available in the “Corporate Governance” section of our web site at www.dynegy.com. Our management is responsible for establishing a system of internal controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accountants, Ernst & Young LLP, are responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing their report based on that audit. Under the Audit and Compliance Committee’s charter, the primary function of the Audit and Compliance Committee is to assist the Board in fulfilling its oversight responsibilities as to (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, (3) the independent registered public accountants’ qualifications and independence, (4) the performance of our internal audit function and the independent registered public accountants and (5) the performance of our risk assessment and risk management policies. The Audit and Compliance Committee is also directly responsible for selecting and evaluating the independent registered public accountants, reviewing, with the independent registered public accountants, the plans and scope of the audit engagement and reviewing with the independent registered public accountants their objectivity and independence.

In connection with the preparation of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008:

•	The Audit and Compliance Committee reviewed and discussed the audited financial statements with the independent registered public accountants and management.

•

The Audit and Compliance Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general, these auditing standards require the independent registered public accountants to communicate to the Audit and Compliance Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the independent registered public accountants’ judgment about the quality of our accounting principles.

•

The Audit and Compliance Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communication with the Audit and Compliance Committee concerning independence, and has discussed the independent registered public accountants’ independence with the independent registered public accountants. The Audit and Compliance Committee also considered whether the independent registered public accountants’ provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2008 be included in our Annual Report on Form 10-K filed with the SEC.

This report is submitted by the members of the Audit and Compliance Committee of the Board as of March 3, 2009:

William L. Trubeck, Chairman

Victor E. Grijalva

George L. Mazanec

Howard B. Sheppard

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The firm of PricewaterhouseCoopers LLP, or PwC, was our independent registered public accountant from 2002 through the review of our unaudited financial statements for the first quarter ending March 31, 2007. On April 11, 2007, the Audit and Compliance Committee recommended and approved the dismissal of PwC as independent registered public accountants of Dynegy, Dynegy Illinois Inc., or Dynegy Illinois, and Dynegy Holdings Inc., or DHI. PwC completed its procedures regarding the unaudited financial statements of Dynegy Illinois and DHI for the quarter ended March 31, 2007 and the quarterly reports on Form 10-Q in which such financial statements were included.

The reports of PwC on the consolidated financial statements of Dynegy Illinois and DHI for the fiscal year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except that such reports contained an explanatory paragraph disclosing that each such entity was subject to substantial litigation and that each such entity’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation.

During the fiscal year ended December 31, 2006, and through May 9, 2007 for Dynegy Illinois and May 14, 2007 for DHI, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements of Dynegy Illinois and DHI for such years. Additionally, there were no disagreements with Dynegy through May 9, 2007. During the fiscal year ended December 31, 2006, and through May 9, 2007 for Dynegy Illinois and May 14, 2007 for DHI, there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses described below:

•

As disclosed in their annual reports on Form 10-K for the year ended December 31, 2006, Dynegy Illinois and DHI previously had material weaknesses related to (1) a failure to maintain effective controls over the completeness and accuracy of the tax provision and deferred income tax balances in accordance with generally accepted accounting principles as of December 31, 2004 and 2005 and September 30, 2006 and (2) a failure to maintain effective internal control over financial reporting due to a material weakness in processes, procedures and controls related to the calculation and analysis of risk management asset and liability balances during the nine-month period ended September 30, 2006. Both material weaknesses were remediated as of December 31, 2006. Dynegy Illinois and DHI authorized PwC to respond fully to the inquiries of the successor independent registered public accountant concerning the subject matter of each of the two material weaknesses described above.

PwC was asked to furnish us a letter, addressed to the SEC, stating whether or not it agreed with the above statements. A copy of PwC’s letter to the SEC dated May 15, 2007 is attached as Exhibit 16.1A to our current report on Form 8-K/A filed with the SEC on May 15, 2007.

The firm of Ernst & Young LLP, or E&Y, was our independent registered public accountant for the years ending December 31, 2007 and 2008, commencing with the review of our unaudited financial statements for the second quarter ending June 30, 2007. On May 7, 2007, E&Y was engaged as our independent registered public accountant. During the period from January 1, 2007 through May 14, 2007, neither Dynegy, Dynegy Illinois, DHI, nor anyone on their behalf, consulted E&Y regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered with respect to the financial statements of Dynegy, Dynegy Illinois and DHI; or (2) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304 (a)(1)(v) of Regulation S-K).

Set forth below is a summary of the fees we paid E&Y for professional services while serving as the principal accountants for the year ended December 31, 2008 and fees we paid E&Y and PwC for professional services while serving as the principal accountants for the year ended December 31, 2007.

	2008 E&Y(1)	2007 E&Y(2)	2007 PwC(3)
	(in thousands)
Audit Fees	$1,925	$1,610	$1,950
Audit-Related Fees	362	45	373
Tax Fees	38	62	—
All Other Fees	—	—	—

Total Fees	$2,325	$1,717	$2,323

(1)	Includes $1,445,000 and $480,000 of fees related to the audits of the 2008 and 2007 financial statements, respectively. In 2009, we expect to pay an additional $487,000 related to the audit of our 2008 financial statements.
(2)	Includes fees paid to E&Y during 2007 for services rendered subsequent to their engagement on May 7, 2007 as our independent registered public accountant.
(3)	Includes audit fees paid to PwC during 2007 for services provided in connection with the audit of our 2006 financial statements, audit related fees paid to PwC during 2007 for services provided in connection with the review of our quarterly financial statements for the three months ended March 31, 2007, and audit related fees paid to PwC for procedures performed in order for them to consent to our inclusion of their opinion on our 2006 financial statements in various SEC filings. Also includes audit fees related to statutory audits of certain of our subsidiaries. All such services were provided prior to their termination in May 2007.

All of the fees and services described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved under the Audit and Compliance Committee’s pre-approval policy and pursuant to Section 202 of SOX. None of the services described above were provided to us pursuant to the de minimus exception provided for in applicable SEC rules and regulations.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accountants. The Audit and Compliance Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services to be provided by our independent registered public accountants in order to assure that the provision of such services does not impair the auditors’ independence. The policy, as amended, provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific audit, audit-related and tax services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of the annual audit engagement, most statutory or subsidiary audits and all permissible non-audit services for which no general pre-approval exists. For both audit and non-audit pre-approvals, the Audit and Compliance Committee considers whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The policy delegates to the chairman of the Audit and Compliance Committee the authority to grant certain specific pre-approvals within the specified limits approved by the Audit and Compliance Committee; provided, however, that between regularly scheduled meetings the chairman may grant pre-approval with respect to extensions of or changes to services that have previously been pre-approved by the Audit and Compliance Committee in amounts up to $50,000. The chairman is required to report the granting of any pre-approvals to the Audit and Compliance Committee at its next regularly scheduled meeting. The policy prohibits the Audit and Compliance Committee from delegating to management such Committee’s responsibility to pre-approve services performed by the independent registered public accountants. In fact, if making the determination as to whether a particular service is of the type generally pre-approved by the Audit and Compliance Committee requires our management to exercise any independent judgment or discretion, such service may not be provided by the independent registered public accountants unless such service is authorized by the chairman or specifically pre-approved by such Committee. When Dynegy engages the independent auditor to perform services based on a general pre-approval, our Chief Financial Officer or, in his or her absence, our Controller is required to, as soon thereafter as reasonably practicable, notify the chairman of such engagement and provide a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by our Chief Financial Officer or, in his or her absence, our Controller. Generally, each such request must include a joint statement to the effect that neither the submitting officer nor the independent registered public accountants believe the proposed engagement would impair the auditors’ independence. In addition, each such request generally must include a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

CHARITABLE CONTRIBUTIONS

During 2008, we did not make any contributions to any charitable organization in which an independent director served as an executive officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

During fiscal year 2008, the following person failed to file timely reports required under Section 16(a) of the Exchange Act (the number of late reports and transactions involved is contained in the parenthesis after his name): Lynn A. Lednicky (1:1). Mr. Lednicky was tardy in filing a Form 4 disclosing the exercise of options and the disposition of common stock in 2008.

Based solely upon a review of the copies of such forms furnished to us in 2008 and upon written representations that no Forms 5 were required, with the exception of Mr. Lednicky, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The LS Power Merger

On September 14, 2006, Dynegy Illinois entered into a Plan of Merger, Contribution and Sale Agreement, or the Merger Agreement, by and among Dynegy, Falcon Merger Sub Co., an Illinois corporation and our wholly owned subsidiary, or Merger Sub, LSP Gen Investors, LP, LS Power Partners, LP, LS Power Equity Partners PIE I, L.P., LS Power Associates, L.P., and LS Power Equity Partners, L.P., all Delaware limited partnerships, or, collectively, the LS Entities. The following transactions, collectively referred to as the LS Power Merger, occurred in connection with the completion of the Merger Agreement:

•	Merger Sub was merged with and into Dynegy Illinois, as a result of which Dynegy Illinois and its wholly owned subsidiary, Dynegy Holdings Inc., became our wholly owned subsidiaries;

•	Each share of the Dynegy Illinois’ Class A common stock and Class B common stock was converted into the right to receive one share of our Class A common stock; and

•

The LS Entities transferred all of the interests owned by them in entities that own 11 power generation projects to Dynegy in exchange for (1) 340 million shares of our Class B common stock, (2) $100 million in cash and (3) $275 million in aggregate principal amount of junior unsecured subordinated notes issued by Dynegy (which have been repaid in full).

As part of the LS Power Merger, we adopted our Bylaws, which give the Class B common stock directors certain blocking rights for so long as the outstanding shares of our Class B common stock represent at least 15% of the total combined voting power of our voting securities. Subject to certain thresholds and exceptions, the Class B common stock directors may block certain major transactions proposed at meetings of our Board, including: (1) amending our Certificate of Incorporation or Bylaws, (2) merging or consolidating, (3) paying dividends or similar distributions, (4) entering into new lines of business, (5) liquidating or dissolving, (6) issuing equity securities above a specified amount, (7) incurring debt above a specified amount, (8) hiring or terminating the chief executive officer and (9) entering into any business that would limit the activities of any holder of our Class B common stock or any of its affiliates. To exercise such rights, all Class B common stock directors present at the meeting of the Board at which such major transaction is proposed must vote against such proposal.

In connection with the LS Power Merger, we entered into various related party transactions described below:

Corporate Opportunity Agreement.    In connection with the LS Power Merger, on September 14, 2006, we entered into a Corporate Opportunity Agreement with the LS Entities. In general, the Corporate Opportunity Agreement provides that we must inform the LS Entities of opportunities to acquire operating electrical power generating assets. Each affiliate of the LS Entities, as stockholders, officers or directors of Dynegy, will have no duty to refrain from competing with us in any business opportunity in which we also have an interest, but the LS Entities’ access to further information developed by us with respect to any such opportunity will be limited. The rights granted to the LS Entities under the Corporate Opportunity Agreement will be suspended at any time when the outstanding shares of Class B common stock represent less than 15% of our total voting power. Furthermore, the Corporate Opportunity Agreement will terminate when there are no shares of Class B common stock outstanding or upon a change of control of the LS Entities.

Shareholder Agreement.    We also entered into a Shareholder Agreement dated as of September 14, 2006 with the LS Entities that, among other things, limits the LS Entities’ ownership of our common stock, subject to specified exceptions, and restricts the manner in which the LS Entities may transfer their shares of Class B common stock. The LS Entities and their permitted transferees, affiliates and associates, or the LS Control Group, together with Luminus Management LLC and its affiliates, or Luminus, may not acquire any of our equity securities if, after giving effect to such acquisition, they would own more than approximately 40% of the total outstanding shares of our common stock (approximately 41 percent including Luminus).

In addition, the Shareholder Agreement provides that at any time after April 2, 2009, the LS Entities may make a Qualified Offer, as defined in the Shareholder Agreement, to purchase all of the outstanding shares of our common stock. Upon such offer, which generally must be for cash and accompanied by a fairness opinion, we may either accept the offer or, if we reject such offer and LS Power so elects, conduct an auction in which the LS Entities may elect, at their option, whether or not to participate. The LS Entities have the right to top any offer selected by our Board at 105% of the offer price in any auction in which they elect not to participate. In the case of an unsuccessful auction within the contractually prescribed time period, LS Power may continue with its Qualified Offer, which may take the form of a tender offer to our Class A common stockholders. Any such tender offer would require approval by holders of at least a majority of our Class A common stock.

The Shareholder Agreement also (1) provides that if the LS Entities or the Class B common stock directors block certain sale transactions with respect to Dynegy more than twice in any 18 month period, the Board can cause an auction for the sale of Dynegy, (2) prohibits us from issuing Class B common stock to any person other than the LS Entities and (3) provides the LS Entities with certain preemptive rights to acquire shares of our common stock in proportion to their then-existing ownership of our common stock whenever we issue shares of stock or securities convertible into our common stock.

The LS Control Group may freely transfer their shares of Class B common stock to any person so long as such transfer would not result in such person, together with such person’s affiliates and associates, owning more than 15% of the total outstanding shares of our common stock. Any transfers that are not part of a widely dispersed sale will be considered “block sales” and will result in a “ratchet down” of the standstill cap on a share-per-share basis. All shares of Class B common stock transferred to any person that is not a member of the LS Control Group will automatically be converted into shares of Class A common stock.

LS Registration Rights Agreement.    In connection with the LS Power Merger, we entered into a Registration Rights Agreement dated September 14, 2006, or the LS Registration Rights Agreement, with the LS Entities pursuant to which we agreed to prepare and file with the SEC a “shelf” registration statement covering the resale of shares of Class A common stock issuable upon the conversion of (1) shares of Class B common stock that were issued to the LS Entities in the LS Power Merger and (2) any shares of Class B common stock that may be transferred by the LS Entities to their Permitted Transferees as defined in the agreement. We filed this “shelf” registration statement with the SEC on April 5, 2007.

Under the LS Registration Rights Agreement, the LS Entities and their permitted transferees have the right to cause Dynegy to effect up to two underwritten offerings each 12-month period following April 2, 2009. We may defer the commencement of any underwritten offering demanded by the LS Entities and their permitted transferees for up to 60 days one time in any calendar year. No offerings have been made under the LS Registration Rights Agreement.

Former JV Development.    Upon the closing of the LS Power Merger, Dynegy and the LS Entities entered into two joint ventures involving a “Development Company” and a “Project Holding Company,” each of which was 50%-owned by the respective parties. The primary purpose of the joint ventures was to pursue certain power development projects between us and certain of the LS Entities. The Project Holding Company owned development projects directly or through subsidiaries, while the Development Company owned no material assets, but (1) provided development and other operational services to the Project Holding Company and (2) evaluated opportunities presented by us and the LS Entities for potential contribution to the Project Holding Company. Effective January 1, 2009, we entered into an agreement with the LS entities to dissolve the joint ventures.

Interests of the Class B Directors

Under our Certificate of Incorporation, up to three seats on the Board are filled by Class B common stock directors. Messrs. Segal, Hardenbergh, and Bartlett, our Class B common stock directors, may each be deemed to share beneficial ownership of the shares of Class B common stock beneficially owned by the LS Entities. The Class B directors, collectively and/or individually, directly or indirectly own the LS Entities and their affiliates.

Review and Approval of Transactions with Related Persons

Our Board adopted a written policy relating to the approval of transactions with related parties. In general, for purposes of this policy a related party transaction is a transaction, or a material amendment to any such transaction, involving a related party and Dynegy. Our policy requires the Audit and Compliance Committee or, at the Board’s discretion, a majority of directors disinterested from the transaction, to review and approve related party transactions. The Board intends for the Independent Director Committee to be the group of directors who will consider such related party transactions. In reviewing and approving any related party transactions or material amendments to any such transaction, the Audit and Compliance Committee must satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the transaction and must determine that the related party transaction is fair to Dynegy. Generally, transactions between Dynegy and joint ventures are reviewed and approved under our related party policy, with the exception of certain specified transactions involving less than $50 million that are excluded from the policy’s approval procedures. A copy of our related party transactions policy is available on our web site at www.dynegy.com.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Compliance Committee has appointed the firm of E&Y as independent registered public accountants of Dynegy and its consolidated subsidiaries for the fiscal year ending December 31, 2009, and the Board recommends that the stockholders ratify that appointment. Ratification requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote on the matter. Unless you withhold authority to vote or instruct otherwise, a properly executed proxy will be voted FOR ratification of such appointment.

Although there is no requirement that we submit the appointment of independent registered public accountants to stockholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit and Compliance Committee will consider the appointment of other independent registered public accountants if the stockholders choose not to ratify the appointment of E&Y and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Compliance Committee may terminate the appointment of E&Y as Dynegy’s independent registered public accountants without the approval of the stockholders whenever the Audit and Compliance Committee deems such termination appropriate.

Representatives of E&Y are expected to attend the annual meeting and will be available to respond to appropriate questions. The representatives will also have the opportunity to make a statement if they wish to do so.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of E&Y as independent registered public accountants of Dynegy for the fiscal year ending December 31, 2009.

STOCKHOLDER PROPOSAL

The proponents of a stockholder proposal have stated that they intend to present the following proposal at the annual meeting. If a representative of the proponents who is qualified under state law is present and submits the proposal for a vote, then the proposal will be voted on at the annual meeting. In accordance with federal securities regulations, we have included the stockholder proposal and supporting statement exactly as submitted by the proponents. We are not responsible for the contents of the stockholder proposal or supporting statement.

Our Board has recommended a vote AGAINST this proposal for the reasons set forth below the proposal. The number of Dynegy shares held by the proposal’s proponents is reported below as represented to us by the proponents.

PROPOSAL 3

The Office of the Comptroller of New York City (the “Custodian”) is the custodian and trustee of the New York City Employees’ Retirement System, who are the beneficial owners of 412,846 shares of our Class A common stock, the New York City Teachers’ Retirement System, who are the beneficial owners of 288,680 shares of our Class A common stock, the New York City Police Pension Fund, who are the beneficial owners of 176,386 shares of our Class A common stock, the New York City Fire Department Pension Fund, who are the beneficial owners of 43,200 shares of our Class A common stock, and custodian of the New York City Board of Education Retirement System, who are the beneficial owners of 18,334 shares of our Class A common stock (the “Funds”). The Custodian’s address is 1 Centre Street, New York, N.Y. 10007-2341. The Funds’ boards of trustees have authorized the Custodian to sponsor and submit the following proposal:

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging governments to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In October 2008, McKinsey & Company reported that, “Efforts to reduce climate change can profoundly affect the valuation of many companies, but executives so far seem largely unaware.”

U.S. power plants are responsible for nearly 40 percent of the country’s carbon dioxide emissions, and 10 percent of global carbon dioxide emissions.

Coal is the most carbon-polluting type of power generation.

As of September 2008 at least eight legislative proposals to regulate carbon dioxide emissions are being considered in congress and a majority of U.S. states have entered into regional initiatives to reduce emissions.

At least ten states in which Dynegy is or is planning to operate have passed Renewable Portfolio Standards requiring the use of renewable energy.

In June 2007, Fitch Ratings stated, “until carbon capture becomes economic, [demand-side-management] may be one of the more effective ways to reduce CO2 emissions, particularly if the utility has decoupling mechanisms in its rate design to make it volume-insensitive.”

In a July 2007 speech to the National Association of Regulatory Utility Commissioners, Department of Energy Secretary stated that, “There is no doubt that new energy sources must be developed. But there is also a clear and growing recognition of the role that prioritizing energy efficiency must play”. He also urged regulators to realign incentives so that utilities are financially rewarded for efforts to reduce electricity consumption.

Dynegy is involved with plans to build six new coal fired power plants totaling 6,410 megawatts and has not publicly announced plans to bring any renewable energy projects online.

THEREFORE, BE IT RESOLVED: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by September 30, 2009, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

BOARD RESPONSE

The Board has thoroughly considered the stockholder proposal and unanimously recommends a vote AGAINST the proposal. The Board has concluded that given the lack of proven commercially available technology, it is not feasible to adopt quantitative greenhouse gas, or GHG, emission reduction goals at this time. Information concerning our position on climate change is already largely available to the public.

SEC Filings

The Board and management have provided their view on GHG emissions, and the impacts of any efforts to reduce them, in a number of publicly available documents including our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K. These filings are available free of charge at www.dynegy.com.

2009 Report on Environmental Stewardship

We have produced the 2009 Report on Environmental Stewardship, which is available at www.dynegy.com. This report further explains our approach to reducing and offsetting emissions. Additionally, given the on-going and rapidly changing nature of the debate about U.S. energy policy, we may revisit the report from time to time, to make sure it continues to reflect our views on policy proposals and responses.

Conclusion

Given the availability of our position on climate change set forth above, it is the Board’s view that additional reports and statements of our views regarding GHG emissions will not serve to produce new information or clarify our views but simply restate that which has been said and distract management. Further, GHG emissions, and CO2 specifically, are just one part of our approach to environmental stewardship. We encourage every stockholder to learn more from our filings and the 2009 Report. The Board unanimously recommends that stockholders vote AGAINST this stockholder proposal.

FUTURE STOCKHOLDER PROPOSALS

If a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2010 annual meeting of stockholders, under the rules of the SEC, the proposal must be received by our Corporate Secretary at the address indicated on the first page of this proxy statement on or before the close of business on December 7, 2009 (the 120th day before the one-year anniversary date of the release of these proxy materials to stockholders).

If a stockholder wishes to introduce a director nominee or other item of business for consideration at an annual meeting of stockholders, the stockholder must comply with the procedures specified in our Bylaws, as permitted by the rules of the SEC. These procedures require that director nominations or other items of business to be introduced at an annual meeting of stockholders must be submitted in writing to our Corporate Secretary at the address indicated on the first page of this proxy statement. Under our Bylaws, we must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business at our 2010 annual meeting of stockholders:

•

By the close of business on February 9, 2010 (not later than the 90th day before the one-year anniversary date of the 2009 annual meeting) nor earlier than the close of business on January 22, 2010 (not earlier than the 120th day before the one-year anniversary date of the 2009 annual meeting), if the 2010 annual meeting of stockholders is held within 30 days before or 60 days after May 22, 2010 (the one-year anniversary date of the 2009 annual meeting); or

•

By the close of business on the 120th day before the 2010 annual meeting but not before the close of business on the 90th day before the 2010 annual meeting or the tenth day following the public announcement of the 2010 annual meeting date, if the 2010 annual meeting is held more than 30 days before or more than 60 days after May 22, 2010 (the one-year anniversary date of the 2009 annual meeting).

Assuming our 2010 annual meeting is held on a schedule similar to that of the 2009 annual meeting, we must receive notice of your intention to introduce a nomination or another item of business at that meeting by the dates specified in the first bullet point above. Our Bylaws specify the information that must be contained in a stockholder’s notice for director nominees or an item of business to be introduced at an annual meeting of stockholders. Please read our Bylaws, which are available free of charge through the SEC’s web site at www.sec.gov and through our web site at www.dynegy.com, for additional information regarding stockholder proposals.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy card.

By Order of the Board of Directors,

Kimberly M. O’Brien

Corporate Secretary

April 6, 2009

PROXY – CLASS A COMMON STOCK

1000 LOUISIANA SUITE 5800 HOUSTON, TX 77002	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Dynegy Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dynegy Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DYNEGY INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors				0	0	0
	Nominees-Class A Common Stock:
	1)	David W. Biegler	5)	George L. Mazanec
	2)	Thomas D. Clark, Jr.	6)	Howard B. Sheppard
	3)	Victor E. Grijalva	7)	William L. Trubeck
	4)	Patricia A. Hammick	8)	Bruce A. Williamson

									For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountants for Dynegy Inc.								0	0	0

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

3.	Stockholder proposal regarding greenhouse gas emissions.								0	0	0

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3. If any other matters properly come before the meeting or any adjournment or adjournments thereof, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.							0

					Yes	No
Please indicate if you plan to attend this meeting.					0	0

Signature [PLEASE SIGN WITHIN BOX] Date								Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DYNEGY INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2009

The Stockholder(s) hereby appoint(s) Bruce A. Williamson, Heidi D. Lewis and Kimberly M. O’Brien, and each of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Dynegy Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Time on May 22, 2009 at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PROXY – CLASS B COMMON STOCK

DYNEGY INC.

1000 LOUISIANA STREET, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, Heidi D. Lewis and Kimberly M. O’Brien, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Class B common stock of Dynegy Inc. held of record by the undersigned on March 24, 2009, at the annual meeting of stockholders to be held at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on Friday, May 22, 2009 at 10:00 a.m., local time, or any adjournment or postponement of the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

* FOLD AND DETACH HERE *

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.		Please mark your votes as indicated in this example ☒

1.	Election of Directors
		WITHHOLD AUTHORITY	Nominees – Class B Common Stock (To withhold authority for an individual nominee, strike a line through the nominee’s name below)
	FOR all nominees	for all nominees	1.	James T. Bartlett
	listed to the right.	listed to the right	2.	Frank E. Hardenbergh
	☐	☐	3.	Mikhail Segal

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountants for Dynegy.			FOR ☐	AGAINST ☐	ABSTAIN ☐

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

3.	Stockholder proposal regarding greenhouse gas emissions.			FOR ☐	AGAINST ☐	ABSTAIN ☐

	I PLAN TO ATTEND THE MEETING			☐ YES

SIGNATURE	SIGNATURE	DATE

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.